                                                                    EXHIBIT 10.1

================================================================================
                                               Published CUSIP Number: 42220UAA7

                                CREDIT AGREEMENT

                          Dated as of January 25, 2006

                                      among

                      HEALTHCARE REALTY TRUST INCORPORATED,
                                  as Borrower,

                            THE LENDERS PARTY HERETO

                                       and

                             BANK OF AMERICA, N.A.,
                             as Administrative Agent

                                       and

                       WACHOVIA BANK, NATIONAL ASSOCIATION
                                       and
                             UBS LOAN FINANCE LLC,
                            as Co-Syndication Agents

                                       and

                             CALYON NEW YORK BRANCH
                                       and
                       LASALLE BANK NATIONAL ASSOCIATION,
                           as Co-Documentation Agents

                                       and

                          KEYBANK NATIONAL ASSOCIATION,
                                  SUNTRUST BANK
                                       and
                                  REGIONS BANK,
                                  as Co-Agents

                                       and

                         BANC OF AMERICA SECURITIES LLC,
                   as Sole Lead Arranger and Sole Book Manager

================================================================================

                                TABLE OF CONTENTS

Article and Section                                                                               Page
----------------------------------------------------------------------------------------------    ----
ARTICLE I  DEFINITIONS AND ACCOUNTING TERMS...................................................     1
         1.01     Defined Terms...............................................................     1
         1.02     Interpretive Provisions.....................................................    22
         1.03     Accounting Terms............................................................    22
         1.04     Rounding....................................................................    23
         1.05     References to Agreements and Laws...........................................    23
         1.06     Times of Day................................................................    23
         1.07     Letter of Credit Amounts....................................................    23
ARTICLE II  COMMITMENTS AND EXTENSIONS OF CREDIT..............................................    23
         2.01     Commitments.................................................................    23
         2.02     Borrowings, Conversions and Continuations...................................    25
         2.03     Additional Provisions with respect to Letters of Credit.....................    27
         2.04     Additional Provisions with respect to Swing Line Loans......................    32
         2.05     Additional Provisions relating to Competitive Revolving Loans...............    34
         2.06     Repayment of Loans..........................................................    36
         2.07     Prepayments.................................................................    37
         2.08     Termination or Reduction of Commitments.....................................    38
         2.09     Interest....................................................................    38
         2.10     Fees........................................................................    38
         2.11     Computation of Interest and Fees............................................    40
         2.12     Payments Generally..........................................................    40
         2.13     Sharing of Payments.........................................................    41
         2.14     Evidence of Debt............................................................    42
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY............................................    43
         3.01     Taxes.......................................................................    43
         3.02     Illegality..................................................................    44
         3.03     Inability to Determine Rates................................................    45
         3.04     Increased Cost; Capital Adequacy............................................    45
         3.05     Compensation for Losses.....................................................    46
         3.06     Mitigation Obligations; Replacement of Lenders..............................    47
         3.07     Survival Losses.............................................................    47
ARTICLE IV        ............................................................................    48
CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT..................................................    48
         4.01     Conditions to Initial Extensions of Credit..................................    48
         4.02     Conditions to Extensions of Credit..........................................    49
ARTICLE V         ............................................................................    50
REPRESENTATIONS AND WARRANTIES................................................................    50
         5.01     Corporate Existence and Power...............................................    50
         5.02     Corporate and Governmental Authorization; No Contravention..................    50
         5.03     Binding Effect..............................................................    50
         5.04     Litigation..................................................................    50
         5.05     Compliance with ERISA.......................................................    50
         5.06     Environmental Matters.......................................................    51
         5.07     Material Subsidiaries and Specified Affiliates..............................    52
         5.08     Not an Investment Company...................................................    52
         5.09     Margin Stock................................................................    53
         5.10     Compliance with Laws........................................................    53
         5.11     Absence of Liens............................................................    53

         5.12     Indebtedness................................................................      53
         5.13     Contingent Liabilities......................................................      53
         5.14     Investments.................................................................      53
         5.15     Solvency....................................................................      53
         5.16     Taxes.......................................................................      54
         5.17     REIT Status.................................................................      54
         5.18     Specified Affiliates........................................................      54
         5.19     Financial Condition.........................................................      54
         5.20     No Material Adverse Effect..................................................      54
ARTICLE VI COVENANTS..........................................................................      54
         6.01     Information.................................................................      55
         6.02     Payment of Obligations......................................................      57
         6.03     Maintenance of Property; Insurance..........................................      58
         6.04     Conduct of Business and Maintenance of Existence............................      58
         6.05     Compliance with Laws........................................................      58
         6.06     Inspection of Property, Books and Records...................................      59
         6.07     Negative Pledge.............................................................      59
         6.08     Consolidations, Mergers and Sales and Transfers of Assets...................      60
         6.09     Creation of Subsidiaries....................................................      60
         6.10     Incurrence and Existence of Debt............................................      61
         6.11     Transactions with Affiliates................................................      62
         6.12     Use of Proceeds.............................................................      62
         6.13     Organization Documents......................................................      62
         6.14     Investments.................................................................      62
         6.15     Repurchase, Retirement or Redemption of Capital Stock; Dividends............      63
         6.16     Financial Covenants.........................................................      63
         6.17     Specified Affiliates........................................................      63
         6.18     REIT Status.................................................................      63
         6.19     Leases......................................................................      63
         6.20     Favorable Treatment.........................................................      64
         6.21     Construction and Development................................................      64
         6.22     Limitation on Certain Agreements............................................      64
ARTICLE VII       ............................................................................      64
EVENTS OF DEFAULT AND REMEDIES................................................................      64
         7.01     Events of Default...........................................................      64
         7.02     Application of Funds........................................................      66
ARTICLE VIII ADMINISTRATIVE AGENT.............................................................      67
         8.01     Appointment and Authorization of Administrative Agent.......................      67
         8.02     Delegation of Duties........................................................      68
         8.03     Liability of Administrative Agent...........................................      68
         8.04     Reliance by Administrative Agent............................................      68
         8.05     Notice of Default...........................................................      69
         8.06     Credit Decision; Disclosure of Information by Administrative Agent..........      69
         8.07     Indemnification of Administrative Agent.....................................      69
         8.08     Administrative Agent in its Individual Capacity.............................      70
         8.09     Successor Administrative Agent..............................................      70
         8.10     Administrative Agent May File Proofs of Claim...............................      71
         8.11     Guaranty Matters............................................................      71
         8.12     Other Agents; Arrangers and Managers........................................      72
ARTICLE IX MISCELLANEOUS......................................................................      72
         9.01     Amendments, Etc.............................................................      72

9.02     Notices and Other Communications; Facsimile Copies...................................      73
9.03     No Waiver; Cumulative Remedies.......................................................      75
9.04     Attorney Costs, Expenses and Taxes...................................................      75
9.05     Indemnification by the Borrower......................................................      75
9.06     Payments Set Aside...................................................................      76
9.07     Successors and Assigns...............................................................      76
9.08     Confidentiality......................................................................      79
9.09     Set-off..............................................................................      80
9.10     Interest Rate Limitation.............................................................      80
9.11     Counterparts.........................................................................      80
9.12     Integration..........................................................................      80
9.13     Survival of Representations and Warranties...........................................      81
9.14     Severability.........................................................................      81
9.15     Replacement of Lenders...............................................................      81
9.16     Source of Funds......................................................................      82
9.17     GOVERNING LAW........................................................................      83
9.18     WAIVER OF RIGHT TO TRIAL BY JURY.....................................................      83
9.19     No Conflict..........................................................................      83
9.20     USA PATRIOT Act Notice...............................................................      83
9.21     Entire Agreement.....................................................................      84

                                    SCHEDULES

2.01    Lenders and Commitments
2.03    Existing Letters of Credit
5.04    Litigation
5.06    Environmental Matters
5.07    Material Subsidiaries and Specified Affiliates
5.10    Compliance with Laws
5.12    Indebtedness
5.13    Contingent Liabilities
5.14    Investments
9.02    Notice Addresses

                                    EXHIBITS

2.01(f) Form of Lender Joinder Agreement
2.02    Form of Loan Notice
2.05(a) Form of Bid Request
2.05(b) Form of Competitive Bid
2.14-1  Form of Revolving Note
2.14-2  Form of Swing Line Note
6.01    Form of Compliance Certificate
6.20    Form of Guaranty
9.07    Form of Assignment and Assumption

                                CREDIT AGREEMENT

      This CREDIT AGREEMENT ("Credit Agreement") is entered into as of January 25, 2006, among HEALTHCARE REALTY TRUST INCORPORATED, a Maryland corporation (the "Borrower"), the Lenders party hereto, and BANK OF AMERICA, N.A., as Administrative Agent.

      WHEREAS, the Borrower has requested that the Lenders provide $400 million in revolving credit facilities for the purposes set forth herein; and

      WHEREAS, the Lenders have agreed to make the requested facilities available on the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                    ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

      1.01 Defined Terms.

      As used in this Credit Agreement, the following terms have the meanings set forth below:

      "Absolute Rate" means a fixed rate of interest expressed in multiples of 1/100th of one basis point.

      "Absolute Rate Loan" means a Competitive Revolving Loan that bears interest at a rate determined with reference to an Absolute Rate.

      "Acquisition" means the purchase or acquisition by any Person of (a) more than 50% of the Capital Stock with ordinary voting power of another Person or
(b) all or any substantial portion of the property (other than Capital Stock) of another Person, whether or not involving a merger or consolidation with such Person.

      "Administrative Agent" means Bank of America in its capacity as administrative agent for the Lenders under any of the Credit Documents, or any successor administrative agent.

      "Administrative Agent's Fee Letter" means the letter agreement dated as of December 1, 2005 among the Borrower, the Arranger and the Administrative Agent, as amended and modified.

      "Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 9.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

      "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

      "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

      "Agent-Related Persons" means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

      "Aggregate Commitments" means the Commitments of all the Lenders.

      "Aggregate Revolving Commitments" means the Revolving Commitments of all the Lenders.

      "Aggregate Revolving Committed Amount" has the meaning provided in Section 2.01(a).

      "Applicable Percentage" means, for any day, the rate per annum set forth below opposite the applicable Debt Rating:

          Debt Ratings     Eurodollar Margin and
Pricing     (or their        Letter of Credit     Base Rate
 Level     equivalents)            Fee              Margin    Facility Fee
-------  ----------------  ---------------------  ---------  -------------
1         A-/A3 or better         .600%               0%         .15%
2           BBB+/ Baa1            .725%               0%         .15%
3            BBB/ Baa2            .800%               0%         .20%
4           BBB-/ Baa3            .900%               0%         .20%
5        below BBB-/ Baa3        1.200%             .50%         .30%

The Borrower will maintain a Debt Rating at all times with at least two (2) Ratings Services, and the Borrower may, at its option, obtain a third Debt Rating from another Ratings Service. The applicable Pricing Level will be determined by reference to the Debt Ratings; provided that:

            (a) if Debt Ratings are provided by two (2) Ratings Services and the Debt Ratings by the Rating Services indicate different Pricing Levels, then (A) if they are only one level apart, the applicable Pricing Level shall be determined by reference to the higher or better Debt Rating and shall be set at the Pricing Level indicated thereby, and (B) if they are more than one level apart, the applicable Pricing Level shall be determined by reference to the lower (or worse) Debt Rating and shall be set at one Pricing Level above the Pricing Level that would be indicated by the lower Debt Rating (e.g., if the Debt Rating by one of the Rating Services is A- and the Debt Rating by another of the Rating Services is Baa3, the Applicable Percentage would be set at Pricing Level 3),

            (b) if Debt Ratings are provided by three (3) or more Ratings Services acceptable to the Administrative Agent and the Debt Ratings indicate different Pricing Levels, then the applicable Pricing Level shall be determined by reference to the lower of the two (2) highest (or best) Debt Ratings and shall be set at the Pricing Level indicated thereby, and

            (c) if a Debt Rating is not provided by at least two (2) Ratings Services, or if no Debt Rating is available, then the Applicable Percentage shall be Pricing Level 5.

The Applicable Percentage shall be determined and adjusted on the first Business Day following the date of any change in the Debt Rating. Adjustments in the Applicable Percentage shall be effective as to all

Extensions of Credit, existing and prospective, from the date of adjustment. Determinations by the Administrative Agent of the applicable Pricing Level shall be conclusive absent manifest error. The Administrative Agent shall promptly notify the Lenders of changes in the Applicable Percentage.

      "Approved Bank" has the meaning provided in the definition of "Cash Equivalents".

      "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

      "Arranger" means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

      "Asset Sale" means any sale, lease or other disposition (including any such transaction effected by way of merger, amalgamation or consolidation) by the Borrower or any of its Subsidiaries or Specified Affiliates subsequent to the date hereof of any asset (including stock), including without limitation any sale-leaseback transaction, whether or not involving a Capital Lease, but excluding (a) any sale, lease or other disposition in the ordinary course of business of real property which is the subject of mortgage liens permitted hereunder, (b) any sale, lease or other disposition of raw materials, supplies or other nonfixed assets in the ordinary course of business, (c) any sale, lease or other disposition of surplus, obsolete or worn out machinery, equipment, molds or other manufacturing equipment in the ordinary course of business to the extent that the aggregate book value of all of such assets sold, leased or otherwise disposed of in a fiscal year does not exceed $5 million, (d) any sale or other disposition in the ordinary course of business of readily marketable securities, (e) any disposition of cash not prohibited hereunder, and (f) the issuance of any shares of stock in any Specified Affiliate to any officer, director or employee of the Borrower.

      "Assignment and Assumption" means an Assignment and Assumption substantially in the form of Exhibit 9.07.

      "Attorney Costs" means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

      "Attributable Principal Amount" means (a) in the case of capital leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).

      "Bank of America" means Bank of America, N.A., together with its successors.

      "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate". The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

      "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

      "BBA Libor" has the meaning provided in the definition of "Eurodollar Base Rate".

      "Bid Borrowing" means a borrowing consisting of simultaneous Competitive Revolving Loans of the same Type from each of the Lenders whose offer to make one or more Competitive Revolving Loans as part of such borrowing has been accepted under the auction bidding procedures described in Section 2.05.

      "Bid Request" means a written request for one or more Competitive Revolving Loans substantially in the form of Exhibit 2.05(a).

      "Borrower" has the meaning provided in the recitals hereto.

      "Borrower Materials" has the meaning provided in Section 6.01.

      "Borrowing" means (a) a borrowing consisting of simultaneous Committed Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, (b) a Bid Borrowing, or (c) a borrowing of Swing Line Loans, as appropriate.

      "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

      "Capital Lease" means a lease that would be capitalized on a balance sheet of the lessee prepared in accordance with GAAP.

      "Capital Stock" means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      "Cash Collateral" means cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer pledged and deposited with or delivered to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations.

      "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by (i) the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (b) time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (each an "Approved Bank"), in each case with maturities of not more than

270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six (6) months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500 million for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital of at least $500 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof.

      "CERCLA" has the meaning provided in Section 5.06.

      "CERCLIS" has the meaning provided in Section 5.06.

      "Change in Law" means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

      "Change of Control" means the occurrence of any of the following events:
(a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting stock of the Borrower (or other securities convertible into such voting stock) representing 35% or more of the combined voting power of all voting stock of the Borrower, or (b) during any period of up to 24 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the Borrower (together with any new director whose election by the Borrower's Board of Directors or whose nomination for election by the Borrower's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Borrower then in office. As used herein, "beneficial ownership" shall have the meaning provided in Rule 13d-3 of the SEC under the Securities Exchange Act of 1934.

      "Closing Date" means the date hereof.

      "Commitment" means the Revolving Commitment, the L/C Commitment and the Swing Line Commitment.

      "Commitment Period" means the period from and including the Closing Date to the earlier of (a) in the case of Revolving Loans and Swing Line Loans, the Termination Date, and, in the case of the Letters of Credit, the Letter of Credit Expiration Date, or (b) the date on which the Revolving Commitments shall have been terminated as provided herein.

      "Committed Revolving Loans" has the meaning provided in Section 2.01(a).

      "Committed Revolving Obligations" means Committed Revolving Loans, L/C Obligations and Swing Line Loans.

      "Compensation Period" has the meaning provided in Section 2.12(c)(ii).

      "Competitive Bid" means a written offer by a Lender to make one or more Competitive Revolving Loans, substantially in the form of Exhibit 2.05(b), duly completed and signed by a Lender.

      "Competitive Bid Agent" means (i) any Lender that agrees to act as Competitive Bid Agent or any successor thereto in such capacity or (ii) if at any time no Lender is willing or available to serve in such capacity, the Borrower.

      "Competitive Bid Agent's Office" means the Competitive Bid Agent's address and, as appropriate, account as the Competitive Bid Agent may from time to time notify the Borrower and the Lenders.

      "Competitive Revolving Loan Maximum Amount" has the meaning provided in
Section 2.01(d).

      "Competitive Revolving Loans" has the meaning provided in Section 2.01(d).

      "Compliance Certificate" has the meaning provided in Section 6.01(c).

      "Confidential Information" has the meaning provided in Section 9.08.

      "Consolidated EBITDA" means, for any period for the Consolidated Group, the sum of (a) net income plus (b) to the extent deducted in determining net income, (i) Consolidated Interest Expense, (ii) the amount of income taxes (or minus the amount of tax benefits) and (iii) depreciation and amortization, in each case on a consolidated basis determined in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be for the four (4) consecutive fiscal quarters ending as of the date of determination.

      "Consolidated Fixed Charge Coverage Ratio" means the ratio of Consolidated EBITDA to Consolidated Fixed Charges.

      "Consolidated Fixed Charges" means, for any period for the Consolidated Group, the sum of (a) Consolidated Interest Expense plus (b) current scheduled principal payments of Funded Debt (including, for purposes hereof, current scheduled reductions in commitments, but excluding any "balloon" payment or final payment at maturity that is significantly larger than the scheduled payments that preceded it) for the period of four (4) consecutive fiscal quarters beginning the day after the date of determination plus (c) dividends and distributions on preferred stock, if any, and redemptions and repurchases thereof, in each case on a consolidated basis determined in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be for the four (4) consecutive fiscal quarters ending as of the date of determination.

      "Consolidated Group" means the Borrower and its consolidated subsidiaries, as determined in accordance with GAAP.

      "Consolidated Interest Expense" means, for any period for the Consolidated Group, all interest expense and letter of credit fee expense, on a consolidated basis in accordance with GAAP, but including, in any event, the interest component under Capital Leases and the implied interest component under

Securitization Transactions. Except as otherwise expressly provided, the applicable period shall be for the four (4) consecutive fiscal quarters ending as of the date of determination.

      "Consolidated Leverage Ratio" means the ratio of Consolidated Total Debt to Consolidated Total Capital.

      "Consolidated Secured Debt" means the aggregate principal amount of all Indebtedness of the Consolidated Group secured by a Lien on any property owned or leased by them.

      "Consolidated Secured Leverage Ratio" means the ratio of Consolidated Secured Debt to Consolidated Total Capital.

      "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date. For purposes of this Credit Agreement, Specified Affiliates of the Borrower shall be classified as Consolidated Subsidiaries.

      "Consolidated Tangible Net Worth" means, for the Consolidated Group, stockholders' equity on a consolidated basis determined in accordance with GAAP, but with no upward adjustments due to any revaluation of assets, minus all Intangible Assets.

      "Consolidated Total Capital" means the sum of (a) Consolidated Tangible Net Worth plus (b) Consolidated Total Debt.

      "Consolidated Total Debt" means all Indebtedness of the Consolidated Group determined on a consolidated basis.

      "Consolidated Unencumbered EBITDA" means the portion of Consolidated EBITDA that is generated by Consolidated Unencumbered Realty.

      "Consolidated Unencumbered Interest Expense" means the portion of Consolidated Interest Expense that is not attributable to Consolidated Secured Debt.

      "Consolidated Unencumbered Leverage Ratio" means the ratio of Consolidated Unencumbered Realty to Consolidated Unsecured Debt.

      "Consolidated Unencumbered Realty" means, for the Consolidated Group, the book value of all realty (prior to deduction for accumulated depreciation) minus the book value of real property (prior to deduction for accumulated depreciation) which is subject of mortgage Liens as described in clauses (c) and
(k) of Section 6.07.

      "Consolidated Unsecured Coverage Ratio" means the ratio of Consolidated Unencumbered EBITDA to Consolidated Unencumbered Interest Expense.

      "Consolidated Unsecured Debt" means the portion of Consolidated Total Debt that is not Consolidated Secured Debt.

      "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

      "Credit Agreement" means this Credit Agreement.

      "Credit Documents" means this Credit Agreement, the Notes, the Guaranties, if any, the Administrative Agent's Fee Letter, the Letters of Credit, the Lender Joinder Agreements, and the Compliance Certificates.

      "Credit Parties" means, collectively, the Borrower and the Guarantors, if any.

      "Daily Floating Eurodollar Rate" means, for each day, a fluctuating rate of interest equal to Eurodollar Rate applicable on such day for an Interest Period of one month beginning two (2) Business Days thereafter. The Daily Floating Eurodollar Rate shall be determined and adjusted on each Business Day and shall remain in effect until the next Business Day.

      "Debt Rating" means the rating for the Borrower's senior unsecured (non-credit enhanced) long-term debt.

      "Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

      "Default" means any event, act or condition that, with notice, the passage of time, or both, would constitute an Event of Default.

      "Default Rate" means an interest rate equal to (a) the Base Rate plus (b) the Applicable Percentage, if any, applicable to Base Rate Loans plus (c) 3% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Percentage) otherwise applicable to such Loan plus 3% per annum, in each case to the fullest extent permitted by applicable Law.

      "Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Committed Revolving Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder and has not cured such failure prior to the date of determination, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, and has not cured such failure prior to the date of determination, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

      "Dollar" or "$" means the lawful currency of the United States.

      "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

      "Environmental Laws" means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

      "Equity Transaction" means, with respect to any member of the Consolidated Group, any issuance or sale of shares of its Capital Stock, other than an issuance (a) to a member of the Consolidated Group, (b) in connection with a conversion of debt securities to equity, (c) in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, or (d) in connection with any Acquisition permitted hereunder.

      "ERISA" means the Employee Retirement Income Security Act of 1974.

      "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of
Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

      "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan;
(b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

      "Eurodollar Base Rate" means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the "Eurodollar Base Rate" for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

      "Eurodollar Bid Margin" means the margin above or below the Eurodollar Rate to be added to or subtracted from the Eurodollar Base Rate, which margin shall be expressed in multiples of 1/100th of one basis point.

      "Eurodollar Margin Bid Loan" means a Competitive Revolving Loan that bears interest at a rate based on the Eurodollar Rate.

      "Eurodollar Rate" means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

            Eurodollar Rate = Eurodollar Base Rate/1.00 - Eurodollar Reserve Percentage

      "Eurodollar Rate Loan" means a Loan that bears interest at a rate based on the Eurodollar Rate.

      "Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five (5) decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

      "Event of Acceleration" means any of the events or conditions set forth in Sections 7.01(g), (h) or (i) with respect to the Borrower.

      "Event of Default" has the meaning provided in Section 7.01.

      "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 9.15), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with
Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

      "Existing Credit Agreement" means that certain Credit Agreement dated as of October 24, 2003 among the Borrower, Bank of America, N.A., as administrative agent, and the lenders identified therein, as amended or modified from time to time.

      "Existing Letters of Credit" means the standby letters of credit outstanding on the Closing Date and identified on Schedule 2.03.

      "Extension Fee" has the meaning provided in Section 2.01(e).

      "Extension of Credit" means (i) any Borrowing and (ii) any L/C Credit Extension.

      "Facility Fee" has the meaning provided in Section 2.10(a).

      "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day immediately succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the immediately succeeding Business Day, and (b) if no such rate is so published on such immediately succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to the next 1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

      "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

      "FRB" means the Board of Governors of the Federal Reserve System of the United States.

      "Fund" means any Person (other than a natural person) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

      "Funded Debt" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

            (a) all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

            (b) all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred the ordinary course of business and payable on customary trade terms);

            (c) all direct obligations under letters of credit (including standby and commercial), bankers' acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

            (d) the Attributable Principal Amount of capital leases and Synthetic Leases;

            (e) the Attributable Principal Amount of Securitization
      Transactions;

            (f) all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;

            (g) Support Obligations in respect of Funded Debt of another Person;

            (h) Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (g).

      "GAAP" means generally accepted accounting principles in effect in the United States applied on a consistent basis as set forth in (a) the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, (b) statements and pronouncements of the Financial Accounting Standards Board and (c) interpretations of the SEC (including published staff interpretations), in each case subject to the provisions of
Section 1.03. Accounting principles are applied on a "consistent basis" when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period, except to the extent that new accounting standards have been adopted by such organizations applicable as of the current period.

      "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

      "Guarantor" means any party that may give a guaranty of the loans and obligations hereunder in substantially the form of Exhibit 6.20 or other form reasonably satisfactory to the Administrative Agent and the Required Lenders, in each case as amended, supplemented or otherwise modified from time to time.

      "Guaranties" means those guaranty agreements, if any, given in respect of the loans and obligations owing under this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

      "Hazardous Substance" means any toxic or hazardous substance, including petroleum and its derivatives regulated under the Environmental Laws.

      "Honor Date" has the meaning provided in Section 2.03(c).

      "Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

            (a) all Funded Debt;

            (b) all contingent obligations under letters of credit (including standby and commercial), bankers' acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

            (c) net obligations under any Swap Contract;

            (d) Support Obligations in respect of Indebtedness of another Person; and

            (e) Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c) and based on the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (d).

      "Indemnified Liabilities" has the meaning provided in Section 9.05.

      "Indemnified Taxes" means Taxes other than Excluded Taxes.

      "Indemnitees" has the meaning provided in Section 9.05.

      "Individual Subsidiary Test" has the meaning provided in the definition of "Material Subsidiaries" in this Section 1.01.

      "Intangible Assets" means all assets consisting of goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets (other than prepaid insurance and prepaid taxes), the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as "intangible assets" in accordance with GAAP, but excluding, for purposes hereof, leasehold intangible assets recorded by the Borrower in connection with the Borrower's acquisition of real estate operations in accordance with Statement 141 promulgated by the Financial Accounting Standards Board.

      "Interest Payment Date" means, (a) as to any Base Rate Loan (including Swing Line Loans), the last Business Day of each March, June, September and December and the Termination Date and, in the case of any Swing Line Loan, any other dates reasonably determined by the Swing Line Lender, and (b) as to any Eurodollar Rate Loan (other than Swing Line Loans) and any Absolute Rate Loan, the last Business Day of each Interest Period for such Loan, the date of repayment of principal of such Loan, and where the applicable Interest Period exceeds three (3) months, the date every three (3) months after the beginning of such Interest Period. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

      "Interest Period" means (a) as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower in its Loan Notice, and (b) as to each Absolute Rate Loan, a period of not less than fourteen (14) days nor more than 180 days as selected by the Borrower in the Bid Request; provided that:

            (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

            (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

            (c) no Interest Period shall extend beyond the Termination Date.

      "Internal Revenue Code" means the Internal Revenue Code of 1986.

      "Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

      "Investment Policy" means the Borrower's investment policy as disclosed in its filings with the SEC from time to time.

      "IRS" means the United States Internal Revenue Service.

      "ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

      "Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

      "L/C Advance" means, with respect to each Lender, such Lender's funding of its participation in any L/C Borrowing.

      "L/C Borrowing" means any extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans.

      "L/C Commitment" means, with respect to the L/C Issuer, the commitment of the L/C Issuer to issue and to honor payment obligations under Letters of Credit, and, with respect to each Lender, the commitment of such Lender to purchase participation interests in L/C Obligations up to such Lender's Revolving Commitment Percentage thereof.

      "L/C Committed Amount" has the meaning provided in Section 2.01(b).

      "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

      "L/C Customary Charges" has the meaning provided in Section 2.10(c)(ii).

      "L/C Fronting Fee" has the meaning provided in Section 2.10(c)(ii).

      "L/C Issuer" means (a) as to Existing Letters of Credit, those Lenders identified as an issuer on Schedule 2.03, and (b) as to Letters of Credit issued hereunder, Bank of America in its capacity as issuer of Letters of Credit hereunder, in each case together with its successors in such capacity.

      "L/C Issuer Fees" has the meaning provided in Section 2.10(c)(ii).

      "L/C Obligations" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

      "Lender" means each of the Persons identified as a "Lender" on the signature pages hereto (and, as appropriate, includes the L/C Issuer and the Swing Line Lender) and each Person who joins as a Lender pursuant to the terms hereof, together with their respective successors and assigns.

      "Lender Joinder Agreement" means a joinder agreement, substantially in the form of Exhibit 2.01(f), executed and delivered in accordance with the provisions of Section 2.01(f).

      "Lending Office" means, as to any Lender, the office or offices of such Lender set forth in such Lender's Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

      "Letter of Credit" means each Existing Letter of Credit and each standby letter of credit issued hereunder.

      "Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

      "Letter of Credit Expiration Date" means the day that is five (5) Business Days prior to the Termination Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

      "Letter of Credit Fee" has the meaning provided in Section 2.10(c)(i).

      "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

      "Loan" means any Revolving Loan or Swing Line Loan, and the Base Rate Loans and Eurodollar Rate Loans comprising such Loans.

      "Loan Notice" means a notice of (a) a Borrowing of Loans (including Swing Line Loans), (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, which, if in writing, shall be substantially in the form of Exhibit 2.02.

      "Loan Obligations" means the Revolving Obligations.

      "Master Agreement" has the meaning provided in the definition of "Swap Contract".

      "Material Adverse Effect" means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform any material obligation under the Credit Documents, or (iii) the rights and remedies of the Administrative Agent and the Lenders under the Credit Documents.

      "Material Subsidiary" means any Subsidiary of the Borrower with net assets or revenues in excess of 1.5% of the Borrower's consolidated net assets or revenues for the most recently ended quarterly period for which financial statements are available (the "Individual Subsidiary Test"); provided, however, that the aggregate net assets and revenues of the Material Subsidiaries shall equal at least 90% of the Borrower's consolidated net assets and revenues for the most recently ended quarterly period for which financial statements are available. In the event that the aggregate net assets and revenues of Subsidiaries meeting the Individual Subsidiary Test do not equal 90% of the Borrower's consolidated net assets and revenues, then the Subsidiaries that do not meet the Individual Subsidiary Test (starting with the largest Subsidiary based on net assets and revenue and working down in each case to the next largest Subsidiary based on net assets and revenue) that are necessary to make the aggregate net assets and revenues of the Material Subsidiaries equal at least 90% of the net assets and revenues of the Borrower for the most recently ended quarterly period for which financial statements are available, shall be included in the definition of Material Subsidiaries.

      "Maximum Rate" has the meaning provided in Section 9.10.

      "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

      "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

      "Non-Consenting Lender" has the meaning provided in Section 9.15.

      "Notes" means the Revolving Notes and the Swing Line Note.

      "Notice to Extend" has the meaning provided in Section 2.01(e).

      "Obligations" means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) all obligations under any Swap Contract of any Credit Party to which a Lender or any Affiliate of a Lender is a party.

      "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

      "Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document.

      "Outstanding Amount" means (a) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

      "Participant" has the meaning provided in Section 9.07(d).

      "Patriot Act" means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "PCB" has the meaning provided in Section 5.06(b).

      "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

      "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

      "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

      "Platform" has the meaning provided in Section 6.01.

      "Ratings Service" means any nationally recognized rating agency reasonably acceptable to the Administrative Agent.

      "Register" has the meaning provided in Section 9.07(c).

      "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.

      "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

      "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

      "REIT" means a real estate investment trust as defined in Sections 856-860 of the Internal Revenue Code.

      "Release" has the meaning provided in Section 5.06(a).

      "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

      "Request for Extension of Credit" means (a) with respect to a Borrowing of Loans (including Swing Line Loans) or the conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

      "Required Lenders" means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 7.01, Lenders holding in the aggregate more than 50% of the Loan Obligations (including, in each case, the aggregate amount of each Lender's risk participation and funded participation in L/C Obligations and Swing Line Loans); provided that the Commitment of, and the portion of the Loan Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

      "Responsible Officer" means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

      "Revolving Commitment" means, with respect to each Lender, the commitment of such Lender to make Committed Revolving Loans and to share in the Revolving Obligations hereunder up to such Lender's Revolving Commitment Percentage thereof.

      "Revolving Commitment Percentage" means, at any time for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender's Revolving Committed Amount and the denominator of which is the Aggregate Revolving Committed Amount. The initial Revolving Commitment Percentages are set forth on Schedule 2.01.

      "Revolving Committed Amount" means, with respect to each Lender, the amount of such Lender's Revolving Commitment. The initial Revolving Committed Amounts are set forth on Schedule 2.01.

      "Revolving Loans" means Committed Revolving Loans and Competitive Revolving Loans.

      "Revolving Note" means the promissory notes substantially in the form of
Exhibit 2.14-1, if any, given to each Lender to evidence the Revolving Loans of such Lender, as amended, restated, modified, supplemented, extended, renewed or replaced.

      "Revolving Obligations" means the Revolving Loans, the L/C Obligations and the Swing Line Loans.

      "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

      "Sale and Leaseback Transaction" means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any person whereby the Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

      "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

      "Securitization Receivables" has the meaning provided in the definition of "Securitization Transaction".

      "Securitization Subsidiary" has the meaning provided in the definition of "Securitization Transaction".

      "Securitization Transaction" means any financing or factoring or similar transaction (or series of such transactions) entered by any member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the "Securitization Receivables") to a special purpose subsidiary or affiliate (a "Securitization Subsidiary") or any other Person.

      "Solvent" means, with respect to any person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

      "Specified Affiliate" means any corporation, association or other business entity formed for the purpose of earning income not qualified as "rents from real property" under applicable provisions of the Internal Revenue Code, in which the Borrower owns substantially all of the economic interest, but less than 10% of the voting interests, and the remaining economic and voting interests are subject to restrictions requiring that ownership of such interests be held by officers, directors or employees of the Borrower.

      "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise provided, "Subsidiary" shall refer to a Subsidiary of the Borrower.

      "Subsidiary Guarantor" means any Subsidiary of the Borrower which is a Guarantor.

      "Support Obligations" means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or
(b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

      "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

      "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

      "Swing Line Borrowing" means a borrowing of a Swing Line Loan pursuant to
Section 2.01(c).

      "Swing Line Commitment" means, with respect to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Loans, and with respect to each Lender, the commitment of such Lender to purchase participation interests in Swing Line Loans.

      "Swing Line Committed Amount" has the meaning provided in Section 2.01(c).

      "Swing Line Lender" means Bank of America in its capacity as such, together with any successor in such capacity.

      "Swing Line Loan" has the meaning provided in Section 2.01(c).

      "Swing Line Note" means the promissory note substantially in the form of
Exhibit 2.14-2 given to evidence the Swing Line Loans of such Lender, as amended, restated, modified, supplemented, extended, renewed or replaced.

      "Synthetic Lease" means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

      "Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

      "Termination Date" means January 23, 2009, as such date may be extended pursuant to Section 2.01(e).

      "Type" means (a) with respect to a Committed Revolving Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan, and (b) with respect to a Competitive Revolving Loan, its character as an Absolute Rate Loan or a Eurodollar Margin Bid Loan.

      "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

      "United States" or "U.S." means the United States of America.

      "Unreimbursed Amount" has the meaning provided in Section 2.03(c)(i).

      "Wholly Owned" means, with respect to any direct or indirect Subsidiary of any Person, that 100% of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors' qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person.

      1.02 Interpretive Provisions.

      With reference to this Credit Agreement and each other Credit Document, unless otherwise provided herein or in such other Credit Document:

            (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

            (b) (i) The words "herein", "hereto", "hereof" and "hereunder" and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

                  (ii) Unless otherwise provided or required by context,
            Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

                  (iii) The term "including" is by way of example and not
            limitation.

                  (iv) The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

            (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including".

            (d) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

      1.03 Accounting Terms.

      (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements for the fiscal year ended December 31, 2004, except as otherwise specifically prescribed herein.

      (b) The Borrower will provide a written summary of material changes in GAAP or in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 6.01(c). If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall object in writing to determining compliance based on such change, then such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to Section 6.01(a) or (b) as to which no such objection has been made.

      1.04 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

      1.05 References to Agreements and Laws.

      Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

      1.06 Times of Day.

      Unless otherwise provided, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

      1.07 Letter of Credit Amounts.

      Unless otherwise provided, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

                                   ARTICLE II
                      COMMITMENTS AND EXTENSIONS OF CREDIT

      2.01 Commitments.

      Subject to the terms and conditions set forth herein:

      (a) Revolving Loans. During the Commitment Period, each Lender severally agrees to make revolving credit loans (the "Committed Revolving Loans") to the Borrower on any Business Day; provided that after giving effect to any such Committed Revolving Loan, (i) with regard to the Lenders collectively, the aggregate principal amount of Revolving Obligations shall not exceed FOUR HUNDRED MILLION DOLLARS ($400,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the "Aggregate Revolving Committed Amount"), and (ii) with regard to each Lender individually, such Lender's Revolving Commitment Percentage of Committed Revolving Obligations shall not exceed its respective Revolving Committed Amount. Committed Revolving Loans may consist of Base Rate Loans, Eurodollar Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

      (b) Letters of Credit. During the Commitment Period, (i) the L/C Issuer, in reliance upon the commitments of the Lenders set forth herein, agrees (A) to issue Letters of Credit for the account of the

Borrower or any member of the Consolidated Group on any Business Day, (B) to amend or renew Letters of Credit previously issued hereunder, and (C) to honor drafts under Letters of Credit; and (ii) the Lenders severally agree to purchase from the L/C Issuer a participation interest in the Existing Letters of Credit and Letters of Credit issued hereunder in an amount equal to such Lender's Revolving Commitment Percentage thereof; provided that (A) the aggregate principal amount of L/C Obligations shall not exceed SIXTY MILLION DOLLARS ($60,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the "L/C Committed Amount"), (B) with regard to the Lenders collectively, the aggregate principal amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount, and (C) with regard to each Lender individually, such Lender's Revolving Commitment Percentage of Committed Revolving Obligations shall not exceed its respective Revolving Committed Amount. Subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Existing Letters of Credit shall be deemed to have been issued hereunder and shall be subject to and governed by the terms and conditions hereof.

      (c) Swing Line Loans. During the Commitment Period, the Swing Line Lender agrees to make revolving credit loans (the "Swing Line Loans") to the Borrower on any Business Day; provided that (i) the aggregate principal amount of Swing Line Loans shall not exceed SIXTY MILLION DOLLARS ($60,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the "Swing Line Committed Amount"), (ii) with respect to the Lenders collectively, the aggregate principal amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount, (iii) with regard to each Lender individually, such Lender's Revolving Commitment Percentage of Committed Revolving Obligations shall not exceed its respective Revolving Committed Amount, and (iv) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Swing Line Loans shall be comprised solely of Eurodollar Rate Loans with a rate per annum equal to the Daily Floating Eurodollar Rate, and may be repaid and reborrowed in accordance with the provisions hereof. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a participation interest in such Swing Line Loan in an amount equal to the product of such Lender's Revolving Commitment Percentage thereof. No Swing Line Loan shall remain outstanding for longer than ten (10) days.

      (d) Competitive Revolving Loans. During the Commitment Period, the Borrower may request the Lenders to submit offers to make revolving loans (collectively, the "Competitive Revolving Loans"); provided that (i) the aggregate principal amount of Competitive Revolving Loans shall not exceed TWO HUNDRED MILLION DOLLARS ($200,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the "Competitive Revolving Loan Maximum Amount"), (ii) with respect to the Lenders collectively, the aggregate principal amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount. Competitive Revolving Loans may be comprised of Eurodollar Margin Bid Loans and Absolute Rate Loans, or a combination thereof, as the applicable Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof. There shall not be more than four (4) separate Competitive Revolving Loans outstanding at any time.

      (e) Extension of Termination Date. The Borrower may, at its option, elect to extend the Termination Date for an additional period of one year by written notice (the "Notice to Extend") to the Administrative Agent of its election to exercise its rights under this provision and extend the Termination Date; provided that (i) the Borrower may exercise its rights under this provision only once during the Commitment Period and the Termination Date may be extended to a date not later than January 25, 2010, (ii) the Notice to Extend must be delivered not less than sixty (60) days prior to the original Termination

Date hereunder, (iii) no Default or Event of Default shall then exist and be continuing on the date of the request for Notice to Extend or any such request or on the date any such extension is effective, and (iv) the Notice to Extend shall be accompanied by payment to the Administrative Agent for the ratable benefit of the Lenders of an extension fee (the "Extension Fee") in an amount equal to twenty basis points (0.20%) on the Aggregate Revolving Commitments. The Administrative Agent shall give prompt notice to the Lenders of its receipt of any such Notice to Extend.

      (f) Increase in Revolving Commitments. Subject to the terms and conditions set forth herein, the Borrower may, at any time within two (2) years of the Closing Date, upon written notice to the Administrative Agent, increase the Aggregate Revolving Committed Amount by up to TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000); provided that:

            (i) the Borrower shall obtain commitments for the amount of the increase from existing Lenders or other commercial banks or financial institutions reasonably acceptable to the Administrative Agent, which other commercial banks and financial institutions shall join in this Credit Agreement as Lenders by joinder agreement substantially in the form of Exhibit 2.01(f) attached hereto or other arrangement reasonably acceptable to the Administrative Agent,

            (ii) any such increase shall be in a minimum aggregate principal amount of $5 million and integral multiples of $1 million in excess thereof (or the remaining amount, if less),

            (iii) (A) the L/C Committed Amount shall be increased to an amount equal to fifteen percent (15%) of Aggregate Revolving Committed Amount, as increased, (B) the Swing Line Committed Amount shall be increased to an amount equal to fifteen percent (15%) of Aggregate Revolving Committed Amount, as increased, and (C) the Competitive Revolving Loan Maximum Amount shall be increased to an amount equal to fifty percent (50%) of Aggregate Revolving Committed Amount, as increased,

            (iv) if any Revolving Loans are outstanding at the time of any such increase, the Borrower shall make such payments and adjustments on the Revolving Loans (including payment of any break-funding amounts owing under Section 3.05) as may be necessary to give effect to the revised commitment percentages and commitment amounts,

            (v) the conditions to the making of a Revolving Loan set forth in
      Section 4.02 shall be satisfied; and

            (vi) after giving effect thereto, the Aggregate Revolving Committed Amount shall not exceed SIX HUNDRED FIFTY MILLION DOLLARS ($650,000,000).

In connection with any such increase in the Revolving Commitments, Schedule 2.01 shall be revised to reflect the modified commitments and commitment percentages of the Lenders, and the Borrower shall provide supporting corporate resolutions, legal opinions, promissory notes and other items as may be reasonably requested by the Administrative Agent and the Lenders in connection therewith.

      2.02 Borrowings, Conversions and Continuations.

      (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) with respect to Eurodollar Rate Loans, three (3) Business Days prior to, or (ii) with respect to Base Rate Loans, on the requested date of, the requested date of any Borrowing, conversion or continuation. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing, conversion or continuation shall be in a principal amount of (i) with respect to Eurodollar Rate Loans, $2 million or a whole multiple of $1 million in excess thereof or (ii) with respect to Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower's request is with respect to Committed Revolving Loans, (ii) whether such request is for a Borrowing, conversion, or continuation, (ii) the requested date of such Borrowing, conversion or continuation (which shall be a Business
Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed, converted or continued, and
(v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, the Interest Period will be deemed to be one month.

      (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Revolving Commitment Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 3:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Extension of Credit, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

      (c) Except as otherwise provided herein, without the consent of the Required Lenders, (i) a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan and (ii) any conversion into, or continuation as, a Eurodollar Rate Loan may be made only if the conditions to Extensions of Credit in Section 4.02 have been satisfied. During the existence of a Default or Event of Default, (i) no Loan may be requested as, converted to or continued as a Eurodollar Rate Loan and (ii) at the request of the Required Lenders, any outstanding Eurodollar Rate Loan shall be converted immediately to a Base Rate Loan.

      (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

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

      (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than seven (7) Interest Periods in effect with respect to Loans.

      2.03 Additional Provisions with respect to Letters of Credit.

      (a) Obligation to Issue or Amend.

            (i) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

                  (A) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer; or

                  (B) such Letter of Credit is in an initial amount less than
            $500,000 or is to be denominated in a currency other than Dollars.

            (ii) The L/C Issuer shall not issue any Letter of Credit if:

                  (A) any order, judgment or decree of any Governmental
            Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that the L/C Issuer in good faith deems material to it;

                  (B) the expiry date of such requested Letter of Credit would occur at the earlier of (i) more than twelve (12) months after the date of issuance or last renewal or (ii) less than sixty (60) days prior to the Termination Date, unless the Required Lenders have approved such expiry date;

                  (C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

                  (D) one or more applicable conditions contained in Section
            4.02 shall not then be satisfied and the L/C Issuer shall have received written notice thereof from any Lender or any Credit Party at least one Business Day prior to the requested date of issuance of such Letter of Credit; or

                  (E) the Revolving Commitments have been terminated pursuant to
            Section 7.01.

            (iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if:

                  (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or

                  (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

            (iv) The L/C Issuer shall not amend any Letter of Credit if:

                  (A) one or more applicable conditions contained in Section
            4.02 shall not then be satisfied and the L/C Issuer shall have received written notice thereof from any Lender or any Credit Party at least one Business Day prior to the requested date of amendment of such Letter of Credit; or

                  (B) the Revolving Commitments have been terminated pursuant to
            Section 7.01.

      (b) Procedures for Issuance and Amendment.

            (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof;
      (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.

            (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Revolving Commitment Percentage of such Letter of Credit.

            (iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

      (c) Drawings and Reimbursements; Funding of Participations.

            (i) Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Lender's Revolving Commitment Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, the amount of the unutilized portion of the Aggregate Revolving Commitments or the conditions set forth in
      Section 4.02. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

            (ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent's Office in an amount equal to its Revolving Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Committed Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

            (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans for any reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender's payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

            (iv) Until each Lender funds its Committed Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Revolving Commitment Percentage of such amount shall be solely for the account of the L/C Issuer.

            (v) Each Lender's obligation to make Committed Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in
      Section 4.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

            (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

      (d) Repayment of Participations.

            (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

            (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 9.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

      (e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

            (i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other agreement or instrument relating thereto;

            (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

            (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

            (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

            (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

      The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

      (f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower that the Borrower proves were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason.

      (g) Cash Collateral. (i) If the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately provide Cash Collateral in the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked deposit accounts at Bank of America.

      (h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.

      (i) Letter of Credit Fees. The Borrower shall pay Letter of Credit fees as set forth in Section 2.10.

      (j) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

      2.04 Additional Provisions with respect to Swing Line Loans.

      (a) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower's irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in this Article II, or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Loan Notice, make the amount of its Swing Line Loan available to the Borrower by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

      (b) Refinancing.

            (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Committed Revolving Loan that is a Base Rate Loan in an amount equal to such Lender's Revolving Commitment Percentage of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of

      Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, the unutilized portion of the Aggregate Commitments or the conditions set forth in
      Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Revolving Commitment Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent's Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(b)(ii), each Lender that so makes funds available shall be deemed to have made a Committed Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

            (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Committed Revolving Loans in accordance with Section 2.04(b)(i), the request for Committed Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender's payment to the Administrative Agent for the account of the Swing Line Lender pursuant to
      Section 2.04(b)(i) shall be deemed payment in respect of such participation.

            (iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(b) by the time specified in Section 2.04(b)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause
      (iii) shall be conclusive absent manifest error.

            (iv) Each Lender's obligation to make Committed Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 4.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

      (c) Repayment of Participations.

            (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Revolving Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's risk participation was funded) in the same funds as those received by the Swing Line Lender.

            (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section
      9.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

      (d) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Committed Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender's Revolving Commitment Percentage of any Swing Line Loan, interest in respect thereof shall be solely for the account of the Swing Line Lender.

      (e) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

      2.05 Additional Provisions relating to Competitive Revolving Loans.

      (a) Requesting Competitive Bids. The Borrower may request the submission of Competitive Bids by delivering a Bid Request to the Competitive Bid Agent and the Administrative Agent not later than 12:00 noon (i) one Business Day prior to the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans and (ii) four (4) Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurodollar Margin Bid Loans. Each Bid Request shall specify (A) the requested date of the Bid Borrowing (which shall be a Business Day), (B) the aggregate principal amount of Competitive Revolving Loans requested (which must be $10 million or a whole multiple of $1 million in excess thereof), (C) the Type of Competitive Revolving Loans requested, and (D) the duration of the Interest Period with respect thereto, and shall be signed by a Responsible Officer or duly authorized signatory of the Borrower. No Bid Request shall contain a request for (x) more than one Type of Competitive Revolving Loan, or (y) Competitive Revolving Loans having more than three (3) different Interest Periods. Unless the Competitive Bid Agent otherwise agrees in its sole and absolute discretion, the Borrower may not submit a Bid Request if another Bid Request has been submitted within the preceding five (5) Business Days.

      (b) Submitting Competitive Bids.

            (i) After confirming with the Administrative Agent that the applicable Bid Request complies with the provisions of Section 2.01(d), the Competitive Bid Agent shall promptly notify each Lender of each Bid Request received by it from the Borrower and the contents of such Bid Request.

            (ii) Each Lender may (but shall have no obligation to) submit a Competitive Bid containing an offer to make one or more Competitive Revolving Loans in response to such Bid Request. Such Competitive Bid must be delivered to the Competitive Bid Agent not later than 10:30 a.m. (A) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans and (B) three (3) Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurodollar Margin Bid Loans; provided, however, that, if Bank of America is the Competitive Bid Agent, any Competitive Bid submitted by Bank of America in its capacity as a Lender in response to any Bid Request must be submitted to the Competitive Bid Agent not later than 10:15 a.m. on the date on which Competitive Bids are required to be delivered by the other

      Lenders in response to such Bid Request. Each Competitive Bid shall specify (1) the proposed date of the Bid Borrowing; (2) the principal amount of each Competitive Revolving Loan for which such Competitive Bid is being made, which principal amount (I) may be equal to, greater than or less than the Revolving Commitment of the bidding Lender, (II) must be in a minimum principal amount of $5 million and integral multiples of $1 million in excess thereof, and (III) may not exceed the principal amount of Competitive Revolving Loans for which Competitive Bids were requested;
      (3) if the proposed Bid Borrowing is to consist of Absolute Rate Bid Loans, the Absolute Rate offered for each such Competitive Revolving Loan and the Interest Period applicable thereto; (4) if the proposed Bid Borrowing is to consist of Eurodollar Margin Bid Loans, the Eurodollar Bid Margin with respect to each such Eurodollar Margin Bid Loan and the Interest Period applicable thereto; and (5) the identity of the bidding Lender.

            (iii) Any Competitive Bid shall be disregarded if it (A) is received after the applicable time specified in clause (ii) above, (B) is not substantially in the form of a Competitive Bid as specified herein, (C) contains qualifying, conditional or similar language, (D) proposes terms other than or in addition to those set forth in the applicable Bid Request, or (E) is otherwise not responsive to such Bid Request. Any Lender may correct a Competitive Bid containing a manifest error by submitting a corrected Competitive Bid (identified as such) not later than the applicable time required for submission of Competitive Bids. Any such submission of a corrected Competitive Bid shall constitute a revocation of the Competitive Bid that contained the manifest error. The Competitive Bid Agent may, but shall not be required to, notify any Lender of any manifest error it detects in such Lender's Competitive Bid.

            (iv) Subject only to the provisions of Sections 3.02, 3.03 and 4.02 and clause (iii) above, each Competitive Bid shall be irrevocable.

      (c) Notice to Borrower of Competitive Bids. Not later than 11:00 a.m. (i) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans or (ii) three (3) Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurodollar Margin Bid Loans, the Competitive Bid Agent shall notify the applicable Borrower of the identity of each Lender that has submitted a Competitive Bid that complies with the foregoing clause (b) and of the terms of the offers contained in each such Competitive Bid.

      (d) Acceptance of Competitive Bids. Not later than 12:00 noon (i) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans and (ii) three (3) Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurodollar Margin Bid Loans, the Borrower shall notify the Competitive Bid Agent of its acceptance or rejection of the offers notified to it pursuant to the foregoing clause (c). The Borrower shall be under no obligation to accept any Competitive Bid and may choose to reject all Competitive Bids. In the case of acceptance, such notice shall specify the aggregate principal amount of Competitive Bids for each Interest Period that is accepted. The Borrower may accept any Competitive Bid in whole or in part; provided that:

            (1) the aggregate principal amount of each Bid Borrowing may not exceed the applicable amount set forth in the related Bid Request;

            (2) the principal amount of each Competitive Revolving Loan must be in a minimum principal amount of $5 million and integral multiples of $1 million in excess thereof;

            (3) the acceptance of offers may be made only on the basis of ascending Absolute Rates or Eurodollar Bid Margins within each Interest Period; and

            (4) the Borrower may not accept any offer that is described in the foregoing subsection (b)(iii) above or that otherwise fails to comply with the requirements hereof.

      (e) Procedure for Identical Bids. If two or more Lenders have submitted Competitive Bids at the same Absolute Rate or Eurodollar Bid Margin, as the case may be, for the same Interest Period, and the result of accepting all of such Competitive Bids in whole (together with any other Competitive Bids at lower Absolute Rates or Eurodollar Bid Margins, as the case may be, accepted for such Interest Period in conformity with the requirements of the foregoing subsection
(d)(3) above) would be to cause the aggregate outstanding principal amount of the applicable Bid Borrowing to exceed the amount specified therefor in the related Bid Request, then, unless otherwise agreed by the Borrower, the Competitive Bid Agent and such Lenders, such Competitive Bids shall be accepted as nearly as possible in proportion to the amount offered by each such Lender in respect of such Interest Period, at such Absolute Rate or Eurodollar Bid Margin, without regard to the requirements of foregoing subsection (d)(2) above.

      (f) Notice to Lenders of Acceptance or Rejection of Bids. The Competitive Bid Agent shall promptly notify each Lender having submitted a Competitive Bid (with a copy to the Administrative Agent) whether or not its offer has been accepted and, if its offer has been accepted, of the amount of the Competitive Revolving Loan or Competitive Revolving Loans to be made by it on the date of the applicable Bid Borrowing. Any Competitive Bid or portion thereof that is not accepted by the Borrower by the applicable time specified in foregoing clause
(d) above shall be deemed rejected.

      (g) Notice of Eurodollar Rate. If any Bid Borrowing is to consist of Eurodollar Margin Loans, the Competitive Bid Agent shall determine the Eurodollar Rate for the relevant Interest Period, and promptly after making such determination, shall notify the applicable Borrower and the Lenders that will be participating in such Bid Borrowing of such Eurodollar Rate.

      (h) Funding of Competitive Revolving Loans. Each Lender that has received notice pursuant to foregoing clause (f) above that all or a portion of its Competitive Bid has been accepted by the Borrower shall make the amount of its Competitive Revolving Loan(s) available to the Competitive Bid Agent in immediately available funds at the Competitive Bid Agent's Office (or such other office as provided to the Lenders by the Competitive Bid Agent) not later than 1:00 p.m. on the date of the requested Bid Borrowing. Upon satisfaction of the applicable conditions set forth in Section 4.02 and after the Competitive Bid Agent has received confirmation from the Administrative Agent that such Competitive Bid complies with the provisions of Section 2.01(d), the Competitive Bid Agent shall make all funds so received available to the Borrower in like funds as received by the Competitive Bid Agent.

      (i) Notice of Range of Bids. After each Competitive Bid auction pursuant to this Section 2.05, the Competitive Bid Agent shall notify each Lender that submitted a Competitive Bid in such auction of the ranges of bids submitted (without the bidder's name) and accepted for each Competitive Revolving Loan and the aggregate amount of each Bid Borrowing.

      2.06 Repayment of Loans.

      (a) Revolving Loans. The Borrower shall repay to the Lenders on the Termination Date the aggregate principal amount of Revolving Loans outstanding on such date.

      (b) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earliest to occur of (i) the date of demand for repayment by the Swing Line Lender, (ii) the date ten (10) days after such Loan is made and (iii) the Termination Date.

      (c) Competitive Revolving Loans. The Borrower shall repay each Competitive Revolving Loan on the earlier of (i) the maturity date thereof or the last day of the Interest Period therefor, and (ii) the Termination Date.

      2.07 Prepayments.

      (a) Voluntary Prepayments. The Loans (subject to clauses (b) and (c) below) may be repaid in whole or in part without premium or penalty (except, in the case of Loans other than Base Rate Loans, amounts payable pursuant to
Section 3.05); provided that (i) notice thereof must be received by 1:00 p.m. by the Administrative Agent (A) at least two (2) Business Days prior to the date of prepayment of Eurodollar Rate Loans, and (B) on the Business Day prior to the date of prepayment of Base Rate Loans, and (ii) any such prepayment shall be in a minimum principal amount of $2 million and integral multiples of $1 million in excess thereof, in the case of Eurodollar Rate Loans, and a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof, in the case of Base Rate Loans, or, in each case, the entire principal amount thereof, if less. Each such notice of voluntary repayment hereunder shall be irrevocable and shall specify the date and amount of prepayment and the Loans and Types of Loans which are to be prepaid. The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans and the Lender's interest therein. Prepayments of Eurodollar Rate Loans hereunder shall be accompanied by accrued interest thereon and breakage amounts, if any, under
Section 3.05.

      (b) Mandatory Prepayments. If at any time (i) the aggregate principal amount of Revolving Obligations shall exceed the Aggregate Revolving Committed Amount, (ii) the aggregate principal amount of L/C Obligations shall exceed the L/C Committed Amount, (iii) the aggregate principal amount of Swing Line Loans shall exceed the Swing Line Committed Amount or (iv) the aggregate principal amount of Competitive Revolving Loans shall exceed the Competitive Revolving Loan Maximum Amount, immediate prepayment will be made on the Revolving Loans and/or to provide Cash Collateral to the L/C Obligations in an amount equal to such excess; provided, however, that Cash Collateral will not be provided to the L/C Obligations hereunder until the Revolving Loans and Swing Line Loans have been paid to or below the Aggregate Revolving Committed Amount or the Swing Line Committed Amount, as the case may be.

      (c) Prepayment of Competitive Revolving Loans. No Competitive Revolving Loan may be repaid without the prior consent of the applicable Lender.

      (d) Application. Within each Loan, prepayments will be applied first to Base Rate Loans, then ratably to Eurodollar Rate Loans and, if such prepayment is a mandatory prepayment, Competitive Revolving Loans in direct order of Interest Period maturities. In addition:

            (i) Voluntary Prepayments. Voluntary prepayments shall be applied as specified by the Borrower. Voluntary prepayments on the Loan Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein.

            (ii) Mandatory Prepayments. Mandatory prepayments on the Loan Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein; provided that mandatory prepayments in respect of the Revolving Commitments under subsection (b)(i) above shall be applied to the respective Revolving Obligations as appropriate.

      2.08 Termination or Reduction of Commitments.

      The Commitments hereunder may be permanently reduced in whole or in part by notice from the Borrower to the Administrative Agent; provided that (i) any such notice thereof must be received by 11:00 a.m. at least five (5) Business Days prior to the date of reduction or termination and any such prepayment shall be in a minimum principal amount of $5 million and integral multiples of $1 million in excess thereof; and (ii) the Commitments may not be reduced to an amount less than the Loan Obligations then outstanding. The Administrative Agent will give prompt notice to the Lenders of any such reduction in Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Revolving Commitment Percentage thereof. All commitment or other fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

      2.09 Interest.

      (a) Subject to the provisions of clause (b) below, (i) each Committed Revolving Loan that is a Eurodollar Rate Loan (other than Swing Line Loans) shall bear interest on the outstanding principal amount thereof for the Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Percentage; (ii) each Committed Revolving Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage; (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Daily Floating Eurodollar Rate plus the Applicable Percentage, (iv) each Competitive Revolving Loan that is a Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus (or minus) the Eurodollar Bid Margin; and (v) each Competitive Revolving Loan that is an Absolute Rate Loan shall bear on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Absolute Rate agreed upon in accordance with Section 2.05 of this Credit Agreement.

      (b) If any amount payable by the Borrower under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Furthermore, upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

      (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

      2.10 Fees.

      (a) Facility Fee. From and after the Closing Date, the Borrower agrees to pay the Administrative Agent for the ratable benefit of the Lenders a commitment fee (the "Facility Fee") for each calendar quarter, prorated for partial quarters, in an amount equal to the Applicable Percentage multiplied by the average daily amount of the Aggregate Revolving Commitments (or if the Aggregate Revolving Commitments shall have expired or been terminated, on the Outstanding Amount of the Revolving Obligations), regardless of usage. The Facility Fee shall accrue at all times during the

Commitment Period (and thereafter so long as Revolving Obligations shall remain outstanding), including periods during which the conditions to Extensions of Credit in Section 4.02 may not be met, and shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Termination Date (and, if applicable, thereafter on demand). The Administrative Agent shall distribute the Facility Fee to the Lenders pro rata in accordance with the respective Revolving Commitments of the Lenders.

      (b) Upfront and Other Fees. The Borrower agrees to pay to the Administrative Agent for the benefit of the Lenders the upfront and other fees provided in the Administrative Agent's Fee Letter.

      (c) Letter of Credit Fees.

            (i) Letter of Credit Fee. In consideration of the L/C Commitment hereunder, the Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Lenders an annual fee (the "Letter of Credit Fee") equal to the greater of (A) the Applicable Percentage per annum on the average daily maximum amount available to be drawn under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letters of Credit) from the date of issuance to the date of expiration or
      (B) $1,250. The Letter of Credit Fee shall be computed on a quarterly basis in arrears and shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on the first such date to occur after the Closing Date, and on the Letter of Credit Expiration Date (and, if applicable, thereafter on demand.

            (ii) L/C Issuer Fees. In addition to the Letter of Credit Fee, the Borrower agrees to pay to the L/C Issuer for its own account without sharing by the other Lenders (A) a fronting fee (the "L/C Fronting Fee") of one eighth of one percent (0.125%) per annum on the daily maximum amount available to be drawn under Letters of Credit issued by it from the date of issuance to the date of expiration, and (B) customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer ("L/C Customary Charges"; together with the L/C Fronting Fee, the "L/C Issuer Fees") with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit. The L/C Fronting Fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. The L/C Customary Charges are due and payable on demand and are nonrefundable.

      (d) Administrative Agent's Fees. The Borrower agrees to pay the Administrative Agent such fees as provided in the Administrative Agent's Fee Letter or as may be otherwise agreed by the Administrative Agent and the Borrower from time to time.

      (e) Other Fees.

            (i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Administrative Agent's Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

            (ii) The Borrower shall pay to the Competitive Bid Agent, for its own account, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

            (iii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

      2.11 Computation of Interest and Fees.

      All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America's "prime rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

      2.12 Payments Generally.

      (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Revolving Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

      (b) Subject to the definition of "Interest Period," if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

      (c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment or advance is required to be made (except in the case of an advance by a Lender with respect to a requested Borrowing to be comprised of Base Rate Loans, which notice must be received by 2:00 p.m. on the date of such Borrowing) by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

            (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative

      Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

            (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the "Compensation Period") at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

            A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (c) shall be conclusive, absent manifest error.

      (d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

      (e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

      (f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

      (g) If at any time insufficient funds are received by or are available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

      2.13 Sharing of Payments.

      If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it (excluding any amounts applied by the Swing Line Lender to outstanding Swing Line Loans), any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 9.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 9.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Credit Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

      2.14 Evidence of Debt.

      (a) The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. The Borrower shall execute and deliver to the Administrative Agent a Note for each Lender that requests a Note, which shall evidence such Lender's Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

      (b) In addition to the accounts and records referred to in clause (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

                                   ARTICLE III
                     TAXES, YIELD PROTECTION AND ILLEGALITY

      3.01 Taxes.

      (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

      (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of clause (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

      (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A duly executed certificate setting forth in reasonable detail the calculation of the amount or the amounts of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

      (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

      (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

            (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

            (ii) duly completed copies of Internal Revenue Service Form W-8ECI,

            (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a "10 percent shareholder" of the Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

            (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

      (f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

      3.02 Illegality.

      If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Loans that are Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

      3.03 Inability to Determine Rates.

      If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Loans that are Base Rate Loans in the amount specified therein.

      3.04 Increased Cost; Capital Adequacy.

      (a) Increased Costs Generally. If any Change in Law shall:

            (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the L/C Issuer;

            (ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Credit Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

            (iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

      and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

      (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender's or the L/C Issuer's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the L/C Issuer's capital or on the capital of such Lender's or the L/C Issuer's holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the L/C Issuer's policies and the policies of such Lender's or the L/C Issuer's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company for any such reduction suffered.

      (c) Certificates for Reimbursement. A duly executed certificate of a Lender or the L/C Issuer setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

      (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender's or the L/C Issuer's right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the L/C Issuer's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

      3.05 Compensation for Losses.

      Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

            (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

            (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

            (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 9.15; or

            (d) an assignment by Bank of America pursuant to Section 9.06(b) as part of the primary syndication of the Commitments and Loans during the 180-day period immediately following the Closing Date, provided that Bank of America agrees to use reasonable efforts to reduce the breakage costs payable by the Borrower in connection therewith (including, without limitation, to the extent reasonably practical, closing such assignments at the end of Interest Periods of outstanding Eurodollar Rate Loans);

      including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

      For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

      3.06 Mitigation Obligations; Replacement of Lenders.

      (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to
Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment
(i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

      (b) Replacement of Lenders. If any Lender requests compensation under
Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to
Section 3.01, the Borrower may replace such Lender in accordance with Section 9.15.

      3.07 Survival Losses.

      All of the Borrower's obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

                                   ARTICLE IV
                  CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT

      4.01 Conditions to Initial Extensions of Credit.

      The obligation of the Lenders to make initial Extensions of Credit hereunder is subject to the satisfaction of such of the following conditions in all material respects on or prior to the Closing Date as shall not have been expressly waived in accordance with Section 9.05:

            (a) The Administrative Agent shall have received multiple counterparts hereof signed by each of the parties hereto;

            (b) The Administrative Agent shall have received a duly executed Note for the account of each Lender that requests a Note;

            (c) The Administrative Agent and each Lender shall have received legal opinions of counsel to the Borrower, in form and substance satisfactory to the Administrative Agent and the Lenders;

            (d) The Administrative Agent shall have received all documents it may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of each of the Credit Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent;

            (e) The Administrative Agent shall have received the applicable Loan Notice relating to such Extension of Credit;

            (f) No Default shall have occurred and be continuing immediately before the making of such Extension of Credit and no Default shall exist immediately thereafter;

            (g) The representations and warranties of the Borrower made in or pursuant to the Credit Documents to which it is a party shall be true in all material respects as of the date of the making of such Extension of Credit;

            (h) The Extension of Credit will be extended in compliance with all applicable governmental laws and regulations (including without limitation Regulations U, T and X);

            (i) The Administrative Agent shall have received a certificate of the Borrower, signed on behalf of Borrower by the Borrower's chief executive officer or chief financial officer, confirming to the knowledge of such officer that (i) no Default is continuing, (ii) the Borrower is Solvent, (iii), no other Funded Debt shall be benefited by any Support Obligations given by Subsidiaries of the Borrower, and all other conditions precedent to the initial borrowing hereunder have been satisfied in all material respects;

            (j) The Administrative Agent and the Lenders shall have been paid all fees due and payable in connection herewith;

            (k) No litigation shall be pending or to the knowledge of Borrower threatened against the Borrower, any Subsidiary or any Specified Affiliate which would be likely to have a Material Adverse Effect;

            (l) The Administrative Agent and the Lenders shall have received such financial information regarding the Borrower and its Subsidiaries as may be requested by, and in each case in form and substance satisfactory to, the Administrative Agent and the Lenders;

            (m) The Administrative Agent shall have received evidence that the Existing Credit Agreement has been (or concurrently with the Closing Date is being) terminated and Liens securing obligations under the Existing Credit Agreement have been (or concurrently with the Closing Date are being) released; and

            (n) Since December 31, 2004, there has been no event or circumstance with respect to the condition (financial or otherwise), operations, business or assets of the Borrower and its Subsidiaries taken as a whole that has had or could reasonably be expected to have a Material Adverse Effect.

            The certificates and opinions referred to in this Section shall be dated not earlier than the date hereof and not later than the date of such initial Extensions of Credit.

      4.02 Conditions to Extensions of Credit.

      The obligation of any Lender to make any Extension of Credit hereunder subsequent to the initial Extension of Credit is subject to the satisfaction of such of the following conditions on or prior to the proposed date of the making of such Extension of Credit:

            (a) The Administrative Agent shall receive the applicable Request for Extension of Credit;

            (b) No Default shall have occurred and be continuing immediately before the making of such Extension of Credit and no Default shall exist immediately thereafter;

            (c) The representations and warranties of the Borrower made in or pursuant to the Credit Documents shall be true in all material respects on and as of the date of such Extension of Credit;

            (d) None of the Subsidiaries shall have given a Support Obligation in respect of any other Funded Debt (except to the extent expressly permitted under Section 6.10) unless such an equal and ratable guaranty shall also have been given in respect of the loans and obligations hereunder in accordance with the provisions of Section 6.10; and

            (e) Immediately following the making of such Extension of Credit the outstanding principal balance of the Loan Obligations shall not exceed the Aggregate Commitments.

The making of such Extension of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the facts specified in clauses (b), (c), (d) and (e) of this Section.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

      The Borrower represents and warrants that:

      5.01 Corporate Existence and Power.

      The Borrower and each of its Material Subsidiaries is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not, in the aggregate, have a Material Adverse Effect.

      5.02 Corporate and Governmental Authorization; No Contravention.

      The execution and delivery by the Borrower of the Credit Documents and the performance by the Borrower of its obligations thereunder are within the corporate power of the Borrower, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except for any such action or filing that has been taken and is in full force and effect) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Organization Documents of the Borrower or of any material agreement, judgment, injunction, order, decree or other material instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower other than Liens created pursuant to the Credit Documents.

      5.03 Binding Effect.

      The Credit Documents constitute valid and binding agreements of the Borrower, enforceable against the Borrower in accordance with their terms.

      5.04 Litigation.

      Except as set forth on Schedule 5.04 attached hereto, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Material Subsidiaries before any court or arbitrator or any governmental body, agency or official that would reasonably be expected to have a Material Adverse Effect.

      5.05 Compliance with ERISA.

      (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently pending before the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred that would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

      (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or, to the best knowledge of the Borrower, violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

      (c) (i) No ERISA Event has occurred or is reasonably expected to occur;
(ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA.

      5.06 Environmental Matters.

      Except as set forth on Schedule 5.06 hereto:

            (a) No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by the Borrower and to the knowledge of the Borrower, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity, (i) with respect to any alleged violation of any Environmental Laws in connection with the conduct of the Borrower and relating to a Hazardous Substance or (ii) with respect to any alleged failure to have any permit, certificate, license, approval, registration or authorization required in connection with the conduct of the Borrower relating to a Hazardous Substance or (iii) with respect to any generation, treatment, storage, recycling, transportation, disposal or release (including a release as defined in 42 U.S.C. Section 9601(22)) ("Release") of any Hazardous Substance used by the Borrower, which alleged violation, alleged failure to have any required permit, certificate, license, approval, or registration, or generation, treatment, storage, recycling, transportation, disposal or release, is reasonably likely to result in liability to the Borrower in excess of $1 million in any instance or $5 million in the aggregate.

            (b) (i) To the Borrower's knowledge, there has been no Release of a Hazardous Substance at, on or under any property used by the Borrower or for which the Borrower or any of its Material Subsidiaries would be liable, which Release, is reasonably likely to result in liability to the Borrower in excess of $1 million in any instance or $5 million in the aggregate; (ii) to the Borrower's knowledge, neither the Borrower nor any of its Material Subsidiaries has, other than as a generator or in a manner not regulated or prohibited under the Environmental Laws, stored or treated any "hazardous waste" (as defined in 42 U.S.C. Section 6903(5)) on any property used by the Borrower or for which the Borrower or any of its Material Subsidiaries would be liable, except for such storage or treatment which is not reasonably likely to result in liability to the Borrower or any of its Material Subsidiaries in excess of $1 million in any instance or $5 million in the aggregate; and (iii) to the Borrower's knowledge no polychlorinated biphenyl ("PCB") in concentrations greater than 50 parts per million, friable asbestos, or underground storage tank (in use or abandoned) is at any property used by the Borrower or for which the Borrower or any of its Material Subsidiaries would be liable, except for such PCBs, friable asbestos or underground storage tanks that are not reasonably likely to result in liability to the Borrower or any of its Material Subsidiaries in excess of $1 million in any instance or $5 million in the aggregate.

            (c) To the knowledge of the Borrower, neither the Borrower nor any of its Material Subsidiaries has transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), on the Comprehensive Environmental Response, Compensation and Liability Information System, as amended ("CERCLIS"), or on any similar state list or which is the subject of any federal state or local enforcement action or other investigation which may lead to claims for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA, that are reasonably likely to result in liability to the Borrower or any of its Material Subsidiaries in excess of $1 million in any instance or $5 million in the aggregate.

            (d) No written notification of a Release of a Hazardous Substance has been filed by or on behalf of the Borrower or any of its Material Subsidiaries, which individually or in combination with other such Releases, is reasonably likely to result in liability for the Borrower or any of its Material Subsidiaries in excess of $1 million in any instance or $5 million in the aggregate.

            (e) There have been no environmental audits or similar investigations conducted by or which are in the possession of the Borrower or any of its Material Subsidiaries in relation to any property used by the Borrower or for which the Borrower or any of its Material Subsidiaries would be liable, which identify one or more environmental liabilities of the Borrower or any of its Material Subsidiaries which are reasonably likely to exceed $1 million in any instance or $5 million in the aggregate.

      5.07 Material Subsidiaries and Specified Affiliates.

      Set forth on Schedule 5.07 hereto is a complete and accurate list of all of the Material Subsidiaries of the Borrower, showing as to each such Material Subsidiary the jurisdiction of its organization, the number of shares of each class of capital stock or other equity interests outstanding and the percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower or any other Material Subsidiary of the Borrower and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase, and similar rights. All of the outstanding capital stock or other equity interests of all of such Material Subsidiaries identified in such
Schedule 5.07 as being owned by the Borrower or any of its Material Subsidiaries have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by the Borrower or any of its Material Subsidiaries, as the case may be, free and clear of all Liens other than a Lien described in and permitted by Section 6.07 hereof. The Borrower may provide periodic updates of the information in Schedule 5.07, which shall be deemed modified to include the updated information.

      5.08 Not an Investment Company.

      Neither the Borrower nor any of its Material Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

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

      5.09 Margin Stock.

      No proceeds of any Loan will be used to purchase or carry any "margin stock" or to extend credit to others for the purpose of purchasing or carrying any "margin stock" in violation of Regulations U, T or X.

      5.10 Compliance with Laws.

      Except as set forth on Schedule 5.10 attached hereto and made a part hereof or as previously disclosed in writing to the Lenders prior to the date hereof, the Borrower and each of its Material Subsidiaries is in compliance in all material respects with all applicable laws, rules and regulations (including, without limitation, Environmental Laws), and is not in violation of, or in default under, any term or provision of any charter, bylaw, mortgage, indenture, agreement, instrument, statute, rule, regulation, judgment, decree, order, writ or injunction applicable to it, except for any such non-compliance, violation, default or failure to comply which would not reasonably be expected to have a Material Adverse Effect.

      5.11 Absence of Liens.

      There are no Liens of any nature whatsoever on any properties or assets of the Borrower or any of its Material Subsidiaries, except as otherwise permitted under Section 6.07 hereof.

      5.12 Indebtedness.

      Other than as set forth on Schedule 5.12 hereto, there is no material Indebtedness of the Borrower and its Material Subsidiaries outstanding as of the date hereof. The Borrower may provide periodic updates of the information in
Schedule 5.12, which shall be deemed modified to include the updated information.

      5.13 Contingent Liabilities.

      As of the Closing Date, other than as set on Schedule 5.13 there are no material contingent liabilities (other than contingent liabilities that constitute Funded Debt and material contingent liabilities arising out of customary indemnifications given by the Borrower or its Material Subsidiaries to its officers and directors, its underwriters or its lenders) of the Borrower or its Material Subsidiaries as of the date hereof. The Borrower may provide periodic updates of the information in Schedule 5.13, which shall be deemed modified to include the updated information.

      5.14 Investments.

      Set forth on Schedule 5.14 is a complete and accurate list, in all material respects, as of the date hereof of all Investments by the Borrower or any of its Material Subsidiaries in any Person, other than investments by the Borrower or any of its Material Subsidiaries in a Subsidiary or Specified Affiliate. The Borrower may provide periodic updates of the information in
Schedule 5.14, which shall be deemed modified to include the updated information.

      5.15 Solvency.

      The Borrower is Solvent after giving effect to the transactions contemplated by the Credit Documents.

      5.16 Taxes.

      The Borrower and its Material Subsidiaries have filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and have paid all other taxes, fees, assessments and other governmental charges owing by them, except for such taxes (i) which are not yet delinquent or (ii) as are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. The Borrower is not aware of any proposed material tax assessments against it or any of its Material Subsidiaries.

      5.17 REIT Status.

      The Borrower is taxed as a "real estate investment trust" within the meaning of Section 856(a) of the Internal Revenue Code.

      5.18 Specified Affiliates.

      Except as set forth on Schedule 5.07, there are no Specified Affiliates as of the date hereof.

      5.19 Financial Condition.

      Each of the financial statements described below (copies of which have been provided to the Administrative Agent for the benefit of the Lenders), have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly in all material respects the financial condition and results from operations of the entities and for the periods specified, subject in the case of interim company-prepared statements to normal year-end adjustments:

            (a) annual audited consolidated balance sheet of the Borrower and its consolidated subsidiaries dated as of December 31, 2004, together with related statements of income and cash flows certified by BDO Seidman, LLP or other independent certified public accountants of nationally recognized standing and containing an opinion of such accountants; and

            (b) interim company-prepared consolidated balance sheet of the Borrower and its consolidated subsidiaries dated as of September 30, 2005, together with related company-prepared statements of income and cash flows.

      5.20 No Material Adverse Effect.

      Since the date of the annual audited financial statements referenced in
Section 5.19, there has been no circumstance, development or event relating to or affecting the Borrower and its Material Subsidiaries which has had or is reasonably likely to have a Material Adverse Effect.

                                   ARTICLE VI
                                    COVENANTS

      The Borrower hereby covenants and agrees that until the Obligations, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments hereunder shall have terminated, the Borrower shall, and shall cause its Subsidiaries to, perform and comply with the following covenants:

      6.01 Information.

      The Borrower will deliver to Administrative Agent for the benefit of the
Lenders:

            (a) within five (5) days following the date such information is filed with the SEC, but in any event no later than ninety-five (95) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and consolidated statement of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and, with respect to such financial information for the Borrower, such consolidated statements shall be audited statements by BDO Seidman, LLP or other independent public accountants of nationally recognized standing and containing an opinion of such accountants, which opinion shall be without exception, qualification or limitation on scope of audit;

            (b) within five (5) days following the date such information is filed with the SEC, but in any event no later than fifty (50) days after the end of each fiscal quarter of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related consolidated statements of income and consolidated statement of cash flows for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous fiscal year, all certified (subject to normal adjustments) as to fairness of presentation and conformity with GAAP by the chief financial officer or treasurer of the Borrower;

            (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) of this Section, a certificate of Borrower, substantially in the form of Exhibit 6.01 (each, a "Compliance Certificate"), signed on behalf of Borrower by the chief financial officer or the treasurer of the Borrower (i) stating whether, to such officer's knowledge, there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto, (ii) stating whether, since the date of the most recent financial statements previously delivered pursuant to clauses (a) or (b) of this Section, there has been a change in the GAAP applied in preparing the financial statements then being delivered from those applied in preparing the most recent audited financial statements so delivered which is material to the financial statements then being delivered and, if so, the effect on the financial covenants on account thereof and a reconciliation between calculation of the financial covenants before and after giving effect thereto, (iii) furnishing calculations demonstrating the compliance by the Borrower of the financial covenants in Section 6.16 hereunder, (iv) attaching management's summary of the results contained in such financial statements and (v) identifying the Borrower's Debt Ratings then in effect;

            (d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement (addressed to the Administrative Agent for the benefit of the Lenders) of the firm of independent public accountants which reported on such statements whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements;

            (e) promptly, and in any event within five (5) Business Days after any officer obtains knowledge thereof, written notice of any change by a Ratings Service in its rating for the Borrower's senior unsecured (non-credit enhanced) long term debt;

            (f) within five (5) Business Days after any officer obtains knowledge of any Default, if such Default is then continuing, a certificate of Borrower, signed on behalf of Borrower by the chief financial officer or the treasurer of the Borrower, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

            (g) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

            (h) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the SEC;

            (i) promptly, and in any event within five (5) Business Days, after the occurrence of any ERISA Event, written notice of such ERISA Event;

            (j) as soon as possible after any officer of the Borrower obtains knowledge of the commencement of, or of a material threat of the commencement of, an action, suit or proceeding against the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood of an adverse decision which would, after the application of applicable insurance, result in a Material Adverse Effect;

            (k) to the extent the information provided by the Borrower on
      Schedule 5.07 (Material Subsidiaries and Specified Affiliates), Schedule
      5.12 (Indebtedness), Schedule 5.13 (Contingent Liabilities) and Schedule
      5.14 (Investments) changes following the Closing Date, the Borrower will provide the Administrative Agent with updated information not less frequently than quarterly, and such schedules shall be deemed modified to include the updated information as provided in Section 4.02;

            (l) promptly after the Borrower has notified the Administrative Agent of its intention to treat any of the Loans, the Letters of Credit or any related transaction as a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form thereto;

            (m) promptly, such information, certificates or documents as any Lender or the Administrative Agent may reasonably request in order for such Lender or the Administrative Agent to maintain compliance with the Patriot Act; and

            (n) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries, as the Administrative Agent or any Lender may reasonably request.

            For purposes of the foregoing:

                  (i) during any period when GAAP or related auditing standards require that a Specified Affiliate of the Borrower be accounted for as a Subsidiary for purposes of the consolidated financial statements of the Borrower and its Subsidiaries, the term

            "Subsidiary" shall include a Specified Affiliate of the Borrower for purposes of clauses (a) and (b) above; and

                  (ii) during any period when GAAP or related auditing standards do not require that a Specified Affiliate of the Borrower be accounted for as a Subsidiary for purposes of the consolidated financial statements of the Borrower and its Subsidiaries, the terms "Subsidiary" shall not include a Specified Affiliate of the Borrower for purposes of clauses (a) and (b) above and, if the Borrower shall have any Specified Affiliates during any period covered by the financial statements delivered pursuant to clauses (a) or (b) above, the Borrower shall deliver (A) financial statements of the character specified in clauses (a) and (b) above for such Specified Affiliates within the time periods set forth in clauses (a) and (b) above, and
            (B) on a combined basis, financial statements of the character specified in clauses (a) and (b) above for the Borrower, its Subsidiaries and such Specified Affiliates accompanied by the opinions and certificates specified in clauses (b) and (c) above within the time periods set forth in clauses (a), (b) and (c) above.

      As to any information contained in materials furnished pursuant to Section 6.01(h), the Borrower shall not be separately required to furnish such information under clauses (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

      Documents required to be delivered pursuant to clauses (a), (b) or (h) (to the extent any such documents are included in materials otherwise filed or furnished with the SEC) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 9.02; or (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon the request of the Administrative Agent or any Lender, the Borrower shall deliver paper copies of such documents to such Administrative Agent or such Lender, respectively, until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, respectively, and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.01(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

      The Borrower hereby acknowledges that the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform").

      6.02 Payment of Obligations.

      The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, at or before maturity, or prior to expiration of applicable notice, grace and curative periods, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each of its Subsidiaries to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

      6.03 Maintenance of Property; Insurance.

      (a) The Borrower will keep, and will cause each of its Subsidiaries to keep, or will in the ordinary course of business cause the tenants of respective properties to keep, all property materially useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

      (b) The Borrower will maintain, and will cause each of its Subsidiaries to maintain, with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business, and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. The insurance described in this Section 6.03 may be carried by the tenants under the respective tenant leases of such properties in lieu of by Borrower or its Subsidiaries so long as the Borrower or its respective Subsidiary is named as loss payee and additional insured with respect to such insurance.

      6.04 Conduct of Business and Maintenance of Existence.

      Except as contemplated otherwise by the Investment Policy, the Borrower will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and each of its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each of its Subsidiaries to preserve, renew and keep in full force and effect their respective organizational existences and, except for any such rights, privileges and franchises the failure to preserve which would not in the aggregate have a Material Adverse Effect; provided that nothing in this Section
6.04 shall prohibit (a) the merger of a Subsidiary of the Borrower into the Borrower or the merger or consolidation of any Subsidiary of the Borrower with or into another Person if the corporation surviving such consolidation or merger is a Wholly Owned Consolidated Subsidiary of the Borrower and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing and a responsible officer of the Borrower shall deliver to the Administrative Agent an officer's certificate representing that after giving effect to the transaction (i) the Borrower is in compliance with the terms of the Credit Agreement on a pro forma basis and (ii) no Event of Default shall then exist, or
(b) the termination of the corporate existence of any Subsidiary of the Borrower or the discontinuation of any line of business of the Borrower or any of its Subsidiaries if the Borrower in good faith determines that such termination is in the best interest of the Borrower or such Subsidiary, as the case may be, and is not materially disadvantageous to the Lenders.

      6.05 Compliance with Laws.

      The Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) the failure to comply with which would have a Material Adverse Effect, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

      6.06 Inspection of Property, Books and Records.

      The Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all material dealings and transactions in relation to its business and activities; and, except to the extent prohibited by applicable law, rule, regulations or orders, will permit, and will cause each of its Subsidiaries to permit, representatives of any Lender at such Lender's expense (which expense shall not be subject to reimbursement by Borrower hereunder) to visit and inspect any of their respective properties (subject to the rights of tenants in possession thereof and to any limitations on the inspection rights of Borrower in connection therewith), to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, upon reasonable prior written notice to Borrower, all at such reasonable times and as often as may reasonably be desired.

      6.07 Negative Pledge.

      The Borrower will not, nor will it permit any of its Subsidiaries to create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

            (a) Liens pursuant to any Credit Document securing the Obligations;

            (b) Liens in favor of a Lender or any of its Affiliates pursuant to a Swap Contract permitted hereunder, but only to the extent that (i) the obligations under such Swap Contract are permitted under Section 6.10,
      (ii) such Liens are on the same collateral that secures the Obligations, and (iii) the obligations under such Swap Contract and the Obligations share pari passu in the collateral subject to such Liens;

            (c) mortgage Liens to the extent not prohibited, both before and after giving effect thereto on a pro forma basis, by the provisions of the financial covenants set out in Section 6.16;

            (d) Liens for taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

            (e) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

            (f) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

            (g) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

            (h) easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

            (i) Liens of a judgment debtor securing judgments for the payment of money not constituting an Event of Default under Section 7.01(k) or securing appeal or other surety bonds related to such judgments;

            (j) Liens securing reimbursement obligations with respect to trade letters of credit issued in the ordinary course of business, provided that such Liens attach only to the assets being acquired with the proceeds of such letters of credit;

            (k) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien, to the extent that such Lien is permitted by any of the foregoing clauses of this Section, and provided that such Indebtedness is not increased and is not secured by any additional assets; and

            (l) Liens securing Indebtedness of any Subsidiary or Specified Affiliate owing to the Borrower.

      6.08 Consolidations, Mergers and Sales and Transfers of Assets.

            (a) The Borrower will not, nor will it permit any of its Subsidiaries to, consolidate or merge with or into any Person except as may be permitted in accordance with Section 6.04.

            (b) The Borrower will not, nor will it permit any of its Subsidiaries to, make any transfer or investment of assets or any Asset Sale without the prior written consent of the Required Lenders, except where, immediately after giving effect thereto on a pro forma basis,

                  (i) (A) the Consolidated Unencumbered Realty held by the
            Borrower shall be not less than $250 million, and (B) Consolidated Unencumbered Realty held by the Consolidated Group (including, for purposes hereof, in the case of non-Subsidiary joint ventures, the lesser of (x) the outstanding principal amount of first mortgage lien indebtedness owed to members of the Consolidated Group by any such non-Subsidiary joint venture, or (y) the fair market value of the property that is the subject of such first mortgage lien) shall be not less than $1 billion, and

                  (ii) no Default or Event of Default shall exist.

      For any such transfer, investment, sale or disposition involving consideration in excess of $125 million, in each such instance, the Borrower shall deliver to the Administrative Agent an officer's certificate describing the transaction in detail reasonably satisfactory to the Administrative Agent and representing that after giving effect to the transaction on a pro forma basis (A) the Borrower is in compliance with the terms of the Credit Agreement and (B) no Default or Event of Default then exists.

      6.09 Creation of Subsidiaries.

      The Borrower will not, nor will it permit any of its Subsidiaries to, create any Subsidiary except for the creation of a Wholly Owned Subsidiary of the Borrower or a Specified Affiliate provided that (i) such Subsidiary or Specified Affiliate is organized under the laws of a jurisdiction within the United

States of America and (ii) no Default exists immediately prior to or after the creation of such Subsidiary or Specified Affiliate.

      6.10 Incurrence and Existence of Debt.

      The Borrower will not, and will not permit any of its Subsidiaries to, incur, assume or permit to exist any Indebtedness, except:

            (a) Indebtedness under the Credit Documents;

            (b) Indebtedness outstanding on the date hereof and listed on
      Schedule 5.12 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

            (c) Support Obligations of any member of the Consolidated Group in respect of Indebtedness otherwise permitted hereunder;

            (d) obligations (contingent or otherwise) of any member of the Consolidated Group existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a "market view"; and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

            (e) publicly issued or privately placed Funded Debt of the Borrower issued or placed after the Closing Date, provided that the final maturity thereof shall not be prior to the Termination Date hereunder;

            (f) so long as no Event of Default shall then exist hereunder, Funded Debt of members of the Consolidated Group secured by mortgage liens, provided that such Funded Debt shall be non-recourse to the members of the Consolidated Group except to the extent of the property pledged to secure such Funded Debt; and

            (g) unsecured inter-company Indebtedness between and among members of the Consolidated Group, provided that the aggregate amount of such inter-company Indebtedness owing by Subsidiaries to the Borrower shall not exceed the aggregate principal amount of loans and investments permitted under Section 6.14;

provided, that in the case of Indebtedness incurred under clauses (e) through
(g), immediately after giving effect to the incurrence or assumption thereof on a pro forma basis, the Borrower and the other members of the Consolidated Group shall be in compliance with the terms of this Credit Agreement, including the financial covenants hereunder.

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      6.11 Transactions with Affiliates.

      The Borrower will not and will not permit any Subsidiary to enter into directly or indirectly any material transaction or material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Borrower), except in the ordinary course and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person that is not an Affiliate.

      6.12 Use of Proceeds.

      The Extensions of Credit hereunder will be used (a) to refinance existing indebtedness for borrowed money, (b) to finance the acquisition of healthcare real estate properties by the Borrower and its Subsidiaries, and (c) to finance the general corporate purposes of the Borrower and its Subsidiaries.

      6.13 Organization Documents.

      Subject to changes, including any dissolutions permitted pursuant to this Credit Agreement: (a) the Borrower will not, nor will it permit any of its Subsidiaries to, amend its Organization Documents in any manner which could materially adversely affect the rights of the Lenders under the Credit Documents or their ability to enforce the same; and (b) the Borrower will not amend its Organization Documents in a manner which would permit a single shareholder (as determined for purposes hereof pursuant to the attribution provisions of Section 544 of the Internal Revenue Code as modified by Section 856 of the Internal Revenue Code) to own more than 30% of the outstanding stock in Borrower.

      6.14 Investments.

      The Borrower shall not make or permit to exist, nor shall it permit any of its Subsidiaries to make or permit to exist, any Investment except:

            (a) cash and Cash Equivalents;

            (b) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

            (c) Support Obligations permitted by Section 6.10(c);

            (d) Investments by members of the Consolidated Group existing on the Closing Date and identified on Schedule 5.14;

            (e) Investments by (i) members of the Consolidated Group that are Credit Parties in and to other members of the Consolidated Group that are Credit Parties, (ii) members of the Consolidated Group that are not Credit Parties in and to members of the Consolidated Group that are Credit Parties, (iii) members of the Consolidated Group that are not Credit Parties in and to other members of the Consolidated Group that are not Credit Parties, and (iv) members of the Consolidated Group that are Credit Parties in and to members of the Consolidated Group that are not Credit Parties to the extent permitted by Section 6.08(b);

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            (f) Investments in and to joint ventures or other non-Subsidiary enterprises in the same or closely related lines of business in an aggregate amount of up to 10% of the book value of consolidated assets of the Consolidated Group.

      6.15 Repurchase, Retirement or Redemption of Capital Stock; Dividends.

      The Borrower will not, nor will it permit any of its Subsidiaries (other than its Wholly Owned Subsidiaries or the Specified Affiliates) to, repurchase, retire or redeem any of its capital stock; provided that (i) the Borrower may redeem its preferred stock, if any, with proceeds from the sale of its common stock and (ii) so long as no Event of Default shall then exist hereunder, the Borrower may redeem its capital stock in an amount not to exceed $50 million in the aggregate, as approved by the Board of Directors.

      6.16 Financial Covenants.

      The Borrower will not:

            (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time to be greater than 60%.

            (b) Consolidated Secured Leverage Ratio. Permit the Consolidated Secured Leverage Ratio at any time to be greater than 30%.

            (c) Consolidated Unencumbered Leverage Ratio. Permit the Consolidated Unencumbered Leverage Ratio at any time to be less than 1.67:1.0.

            (d) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter to be less than 1.75:1.0.

            (e) Consolidated Unsecured Coverage Ratio. Permit the Consolidated Unsecured Coverage Ratio as of the end of any fiscal quarter to be less than 2.0:1.0.

            (f) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth as of the end of any fiscal quarter to be less than the sum of
      (i) an amount equal to 85% of Consolidated Tangible Net Worth on the Closing Date, plus (ii) an amount equal to 85% of the net cash proceeds received from Equity Transactions occurring after the Closing Date.

      6.17 Specified Affiliates.

      The Borrower will give the Administrative Agent prompt notice of any Subsidiary that to the Borrower's knowledge becomes a Specified Affiliate subsequent to the Closing Date.

      6.18 REIT Status.

      The Borrower will continue to meet the requirements of Section 857(a) of the Internal Revenue Code and regulations thereunder.

      6.19 Leases.

      The Borrower will not modify or amend any lease where the Borrower is the lessor thereunder if such modification or amendment would have a Material Adverse Effect on the Borrower.

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      6.20 Favorable Treatment.

      The Borrower will not permit its Subsidiaries to give any guaranty or pledge of collateral (other than in connection with non-recourse financing as permitted under Section 6.10(f) hereof) in respect of any other Indebtedness, unless such Subsidiary shall also give an equal and ratable guaranty and pledge of collateral of the loans and obligations hereunder (in substantially the form attached as Exhibit 6.20 or such other form as may be reasonably acceptable to the Administrative Agent and the Required Lenders) and become a Subsidiary Guarantor hereunder, without prejudice to any Event of Default that may arise under Section 6.07.

      6.21 Construction and Development.

      The Borrower and its Subsidiaries will not engage in construction and development projects in which the total project costs of all such concurrent construction and development projects exceed, in the aggregate at any one time, 15% of the book value of consolidated assets of the Borrower and its Subsidiaries (it being understood and agreed for purposes of this Section that a project shall be considered under construction and/or development until a certificate of occupancy therefor, an architect's certificate of substantial completion or other similar certificate, shall have been issued).

      6.22 Limitation on Certain Agreements.

      The Borrower will not, nor will it permit its Subsidiaries to, enter into, assume or otherwise become subject to any agreement (i) restricting their ability to grant a lien on their property (except with respect to those properties which are the subject of non-recourse financing permitted under
Section 6.10(f) hereof), or (ii) restricting the ability of the Subsidiaries to give a guaranty of the loans and obligations hereunder.

                                   ARTICLE VII
                         EVENTS OF DEFAULT AND REMEDIES

      7.01 Events of Default.

      The occurrence of any of the following events shall constitute an event of default hereunder (individually, an "Event of Default" and collectively the "Events of Default"):

            (a) The Borrower shall fail to pay (i) when due any principal of any Loan or any reimbursement obligation owing on account of a drawing under a Letter of Credit or (ii) within five (5) days after the same shall become due, any interest on any Obligation or any fees or any other amount payable hereunder;

            (b) Default in the due performance or observance of any term, covenant or agreement contained in Section 6.07 through 6.22, inclusive;

            (c) The Borrower shall fail to observe or perform any covenant or agreement contained in any Credit Document (other than those covered by clause (a) or (b) above) for thirty (30) days after the earlier of a responsible officer of the Borrower becoming aware of such failure or written notice of such failure shall have been given to the Borrower by the Administrative Agent or any Lender;

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            (d) Any representation, warranty, certification or statement made or deemed made by the Borrower in any Credit Document or in any certificate, financial statement or other document delivered pursuant thereto shall prove to have been incorrect in any material respect when made (or deemed made) and such representation, warranty, certification or statement shall remain incorrect for thirty (30) days after the earlier of a responsible officer of the Borrower becoming aware of such failure or written notice of such failure shall have been given to the Borrower by the Administrative Agent or any Lender;

            (e) The Borrower or any of its Material Subsidiaries shall fail to make any payment in respect of any Indebtedness in an aggregate amount in excess of $10 million when due or within any applicable grace period;

            (f) Any event or condition shall occur which would cause or permit the acceleration of the maturity of any Indebtedness of Borrower or any Material Subsidiary in an aggregate amount in excess of $10 million or enables the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

            (g) The Borrower or any Material Subsidiary of the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

            (h) An involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary of the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty (30) days; or an order for relief shall be entered against the Borrower or any Material Subsidiary of the Borrower under the federal bankruptcy laws as now or hereafter in effect;

            (i) The Borrower or any Material Subsidiary of the Borrower shall admit in writing its inability to pay its debts as and when they fall due;

            (j) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of a Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10 million, or (ii) a Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10 million;

            (k) An uninsured, final, unappealable judgment or order for the payment of money in excess of $10 million shall be rendered against the Borrower or any of its Material Subsidiaries and such judgment or order shall continue unsatisfied and unstayed for a period of thirty (30) days;

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

            (l) (i) The voting interests in any Specified Affiliate shall be held by a Person other than a director, officer or employee of the Borrower, (ii) the Borrower shall fail to own substantially all of the economic interest in any Specified Affiliate and the remainder of such economic interest shall be held by a Person other than directors, officers and/or employees or (iii) a Specified Affiliate shall engage in any of the actions or activities that are limited or restricted by Article VI hereof;

            (m) Except as to any Guarantor which is dissolved, released or merged or consolidated out of existence as the result of or in connection with a dissolution, merger or consolidation permitted by Section 6.04, any guaranty of the loans and obligations hereunder or any material provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty; or

            (n) the occurrence of a Change of Control;

      then, and in every such event, the Administrative Agent shall during the continuance of such Event of Default (i) if requested by the Required Lenders, by notice to the Borrower terminate the Commitments, (ii) if requested by the Required Lenders, by notice to the Borrower declare the Notes (together with accrued interest thereon) and all other amounts payable by the Borrower hereunder to be, and such Notes and amounts shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) provide Cash Collateral in respect of the L/C Obligations, and (iv) take such other actions as are directed by the Required Lenders; provided that in the case of any Event of Acceleration, without any notice to the Borrower or any other act by the Administrative Agent or any Lender, the Commitments shall automatically terminate and the Notes (together with accrued interest thereon) shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and provided further that the Administrative Agent may terminate commitments, declare the Loans and Obligations hereunder immediately due and payable and demand Cash Collateral for the L/C Obligations without prior notice to or the consent of the Lenders where it determines such action is warranted and appropriate based on the facts and circumstances. Subject to the request or direction of the Required Lenders as provided above, the Administrative Agent shall have the exclusive right to enforce the remedies available under this Credit Agreement during the continuance of any Event of Default hereunder.

      7.02 Application of Funds.

      After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to provide Cash Collateral as set forth in the proviso to Section 7.01), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

            First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

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

            Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among the Lenders in proportion to the amounts described in this clause Second payable to them;

            Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

            Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted hereunder and (c) the Administrative Agent for the account of the L/C Issuer, to provide Cash Collateral for that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth held by them; and

            Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to provide Cash Collateral for the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

                                  ARTICLE VIII
                              ADMINISTRATIVE AGENT

      8.01 Appointment and Authorization of Administrative Agent.

      (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

      (b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VIII with respect to any acts taken or

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omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in this Article VIII and in the definition of "Agent-Related Person" included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

      8.02 Delegation of Duties.

      The Administrative Agent may execute any of its duties under this Credit Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

      8.03 Liability of Administrative Agent.

      No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

      8.04 Reliance by Administrative Agent.

      (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

      (b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or

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

accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

      8.05 Notice of Default.

      The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the requisite Lenders in accordance herewith; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

      8.06 Credit Decision; Disclosure of Information by Administrative Agent.

      Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrower and the other Credit Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates that may come into the possession of any Agent-Related Person.

      8.07 Indemnification of Administrative Agent.

      Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of

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competent jurisdiction to have resulted from such Agent-Related Person's own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

      8.08 Administrative Agent in its Individual Capacity.

      Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Credit Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the L/C Issuer, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

      8.09 Successor Administrative Agent.

      The Administrative Agent may resign as Administrative Agent upon thirty
(30) days' notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as L/C Issuer and Swing Line Lender. If the Administrative Agent resigns under this Credit Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, L/C Issuer and Swing Line Lender and the respective terms "Administrative Agent", "L/C Issuer" and "Swing Line Lender" thereafter shall mean such successor administrative agent, Letter of Credit issuer and swing line lender, and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated and the retiring L/C Issuer's and Swing Line Lender's rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer or Swing Line Lender or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article VIII

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and Sections 9.04 and 9.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date thirty (30) days following a retiring Administrative Agent's notice of resignation, the retiring Administrative
Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

      8.10 Administrative Agent May File Proofs of Claim.

      In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

            (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.10 and 9.04) allowed in such judicial proceeding; and

            (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 9.04.

      Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

      8.11 Guaranty Matters.

      The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the authority of the Administrative Agent to release any Guarantor from its obligations hereunder pursuant to this
Section 8.11.

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      8.12 Other Agents; Arrangers and Managers.

      None of the Lenders or other Persons identified on the facing page or signature pages of this Credit Agreement as "Co-Syndication Agents", "Co-Documentation Agents", "Co- Agents", "Sole Book Manager" or "Sole Lead Arranger" shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender, the Administrative Agent or the Borrower. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

                                   ARTICLE IX
                                  MISCELLANEOUS

      9.01 Amendments, Etc.

      No amendment or waiver of, or any consent to deviation from, any provision of this Credit Agreement or any other Credit Document shall be effective unless in writing and signed by the Borrower, the Credit Parties and the Required Lenders and acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that:

            (a) unless also signed by each Lender directly affected thereby, no such amendment, waiver or consent shall:

                  (i) extend or increase the Commitment of any Lender (or
            reinstate any Commitment terminated pursuant to Section 7.01), it being understood that the amendment or waiver of an Event of Default or a mandatory reduction or a mandatory prepayment in Commitments shall not be considered an increase in Commitments,

                  (ii) waive non-payment or postpone any date fixed by this
            Credit Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Credit Document,

                  (iii) reduce the principal of, or the rate of interest
            specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Credit Document; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder,

                  (iv) change any provision of this Credit Agreement regarding pro rata sharing or pro rata funding with respect to (A) the making of advances (including participations), (B) the manner of application of payments or prepayments of principal, interest, or fees, (C) the manner of application of reimbursement obligations from drawings under Letters of Credit, or (D) the manner of reduction of commitments and committed amounts,

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

                  (v) change any provision of this Section 9.01(a) or the
            definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, or

                  (vi) release all or substantially all of the Guarantors, if any, from their obligations hereunder (other than as provided herein or as appropriate in connection with transactions permitted hereunder);

            (b) unless also signed by the L/C Issuer, no such amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Credit Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it;

            (c) unless also signed by the Swing Line Lender, no such amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Credit Agreement; and

            (d) unless also signed by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document;

provided however, that notwithstanding anything to the contrary contained herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iii) each Lender acknowledged that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (iv) the Required Lenders may consent to allow a Credit Party to use Cash Collateral in the context of a bankruptcy or insolvency proceeding, and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

      9.02 Notices and Other Communications; Facsimile Copies.

      (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made, to the address, facsimile number, electronic mail address or telephone number specified for the applicable party on Schedule 9.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of clause (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent, the L/C Issuer and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

      (b) Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall,

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

subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Credit Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

      (c) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

      Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

      (d) The Platform. THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE." THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower's or the Administrative Agent's transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

      (e) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has

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

on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

      (f) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner provided herein, were incomplete or were not preceded or followed by any other form of notice provided herein, or
(ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

      9.03 No Waiver; Cumulative Remedies.

      No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

      9.04 Attorney Costs, Expenses and Taxes.

      The Borrower agrees (a) to pay directly to the provider thereof or to pay or reimburse the Administrative Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Credit Agreement and the other Credit Documents, the preservation of any rights or remedies under this Credit Agreement and the other Credit Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred following an Event of Default in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Credit Agreement or the other Credit Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 9.04 shall be payable within ten
(10) Business Days after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

      9.05 Indemnification by the Borrower.

      Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, advisors and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims,

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

demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever (subject to the provisions of
Section 3.01 with respect to Taxes and Other Taxes) that may at any time be imposed on, incurred by or asserted against any such Indemnitee (whether by a Credit Party or any other party) in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Credit Agreement, and no Indemnitee shall have any liability for any indirect or consequential damages relating to this Credit Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 9.05 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the assignment by any Lender of any of its interests hereunder, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

      9.06 Payments Set Aside.

      To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then
(a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

      9.07 Successors and Assigns.

      (a) The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section, or

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

(iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) or (i) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

      (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this clause (b), participations in L/C Obligations and in Swing Line Loans but excluding such Lender's rights and obligations in respect of Competitive Revolving Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans; (iii) any assignment of a Commitment must be approved by the Administrative Agent and, with respect to any assignment of a Revolving Commitment, the L/C Issuer and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed), unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 9.04 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.

      (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit

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

Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

      (d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that extends the time for, reduces the amount or alters the application of proceeds with respect to such obligations and payments required therein that directly affects such Participant. Subject to clause (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

      (e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 9.15 as though it were a Lender.

      (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

      (g) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may (without notice to or the consent of any of the parties hereto) create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Credit Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Credit Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

      (h) The words "execution", "signed", "signature", and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

      (i) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to clause
(b) above, Bank of America may, (i) upon thirty (30) days' notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days' notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Committed Revolving Loans that are Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Committed Revolving Loans that are Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

      9.08 Confidentiality.

      Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of Confidential Information, except that Confidential Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Credit Agreement or
(ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Credit Parties; (g) with the consent of the Borrower; (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; (i) to the National Association of Insurance Commissioners or any other similar organization (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); or (j) to any nationally recognized rating agency that requires access to a Lender's or an Affiliate's investment portfolio in connection with ratings issued with respect to such Lender or Affiliate. In addition, the Administrative Agent and the Lenders may disclose the existence of this Credit Agreement and information about this Credit Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Credit Agreement, the other Credit Documents, the Commitments, and the Extensions of Credit. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. For the purposes of this Section, "Confidential Information" means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential.

      9.09 Set-off..

      In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates are authorized at any time and from time to time, without prior notice to the Borrower or any other Credit Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Credit Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or Affiliate to or for the credit or the account of the respective Credit Parties against any and all Obligations owing to such Lender hereunder or under any other Credit Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Credit Agreement or any other Credit Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

      9.10 Interest Rate Limitation.

      Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

      9.11 Counterparts.

      This Credit Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      9.12 Integration.

      This Credit Agreement, together with the other Credit Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Credit Agreement and those of any other Credit Document, the provisions of this Credit Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Credit Document shall not be deemed a conflict with this Credit Agreement. Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

      9.13 Survival of Representations and Warranties.

      All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Extension of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

      9.14 Severability.

      If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      9.15 Replacement of Lenders.

      If (a) any Lender requests compensation under Section 3.04, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01,
(c) a Lender (a "Non-Consenting Lender") does not consent to a proposed amendment, consent, change, waiver, discharge or termination with respect to any Credit Document that has been approved by the Required Lenders (including, without limitation by a failure to respond in writing to a proposed amendment by the date and time specified by the Administrative Agent) as provided in Section
9.01 but requires unanimous consent of all Lenders, (d) any Lender is a Defaulting Lender or (e) any Lender breaches the terms of this Credit Agreement in a material manner, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

                  (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.07(b);

                  (ii) such Lender shall have received payment of an amount
            equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

                  (iii) in the case of any such assignment resulting from a
            claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

                  (iv) such assignment does not conflict with applicable Laws;
            and

                  (v) in the case of any such assignment resulting from a
            Non-Consenting Lender's failure to consent to a proposed amendment, consent change, waiver, discharge or termination with respect to any Credit Document, the applicable replacement bank or financial institution consents to the proposed change, waiver, discharge or termination;

                  provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender's Commitments and outstanding Loans pursuant to this Section 9.15 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

      A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

      9.16 Source of Funds.

      Each of the Lenders hereby represents and warrants to the Borrower that at least one of the following statements is an accurate representation as to the source of funds to be used by such Lender in connection with the financing hereunder:

            (a) no part of such funds constitutes assets allocated to any separate account maintained by such Lender in which any employee benefit plan (or its related trust) has any interest;

            (b) to the extent that any part of such funds constitutes assets allocated to any separate account maintained by such Lender, such Lender has disclosed to the Borrower the name of each employee benefit plan whose assets in such account exceed 10% of the total assets of such account as of the date of such purchase (and, for purposes of this clause (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

            (c) to the extent that any part of such funds constitutes assets of an insurance company's general account, such insurance company has complied with all of the requirements of the regulations issued under
      Section 401(c)(1)(A) of ERISA; or

            (d) such funds constitute assets of one or more specific benefit plans that such Lender has identified in writing to the Borrower.

      As used in this Section, the terms "employee benefit plan" and "separate account" shall have the respective meanings provided in Section 3 of ERISA.

      9.17 GOVERNING LAW.

      (a) THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, the LAW OF THE STATE OF NORTH CAROLINA applicable to agreements made and to be performed entirely within such State; PROVIDED THAT THE ADMINISTRATIVE Agent AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

      (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NORTH CAROLINA SITTING IN CHARLOTTE OR OF THE UNITED STATES FOR THE WESTERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS CREDIT AGREEMENT, THE BORROWER, THE ADMINISTRATIVE Agent AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE Agent AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY CREDIT DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE Agent AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, THAT MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

      9.18 WAIVER OF RIGHT TO TRIAL BY JURY.

      EACH PARTY TO THIS CREDIT AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS CREDIT AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

      9.19 No Conflict.

      To the extent there is any conflict or inconsistency between the provisions hereof and the provisions of any Credit Document, this Credit Agreement shall control.

      9.20 USA PATRIOT Act Notice.

      Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Patriot Act.

      9.21 Entire Agreement.

      This Credit Agreement and the other Credit Documents represent the final agreement AMONG the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements AMONG the parties.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWER:                                  HEALTHCARE REALTY TRUST INCORPORATED,
                                           a Maryland corporation

                                           By: /s/ Scott W. Holmes
                                               ---------------------------------
                                           Name: Scott W. Holmes
                                           Title: Senior Vice President and
                                                  Chief Financial Officer












                                            HEALTHCARE REALTY TRUST INCORPORATED
                                                                CREDIT AGREEMENT

ADMINISTRATIVE AGENT:                      BANK OF AMERICA, N.A.,
                                           as Administrative Agent

                                           By: /s/ Amie L. Edwards
                                               ---------------------------------
                                           Name: Amie L. Edwards
                                           Title: Vice President





















                                            HEALTHCARE REALTY TRUST INCORPORATED
                                                                CREDIT AGREEMENT

LENDERS:                                   BANK OF AMERICA, N.A., as L/C Issuer,
                                           Swing Line Lender and as a Lender

                                           By: /s/ Amie L. Edwards
                                               ---------------------------------
                                           Name: Amie L. Edwards
                                           Title: Vice President





















                                            HEALTHCARE REALTY TRUST INCORPORATED
                                                                CREDIT AGREEMENT

                                           WACHOVIA BANK, NATIONAL ASSOCIATION

                                           By: /s/ Rex E. Rudy
                                               ---------------------------------
                                           Name: Rex E. Rudy
                                           Title: Managing Director






















                                            HEALTHCARE REALTY TRUST INCORPORATED
                                                                CREDIT AGREEMENT

                                           UBS LOAN FINANCE LLC

                                           By: /s/ Irja R. Otsa
                                               ---------------------------------
                                           Name: Irja R. Otsa
                                           Title: Associate Director
                                                  Banking Products Services, US

                                           By: /s/ Pamela Oh
                                               ---------------------------------
                                           Name: Pamela Oh
                                           Title: Associate Director
                                                  Banking Products Services, US





















                                            HEALTHCARE REALTY TRUST INCORPORATED
                                                                CREDIT AGREEMENT

                                           CALYON NEW YORK BRANCH

                                           By: /s/ Charles Heidsieck
                                               ---------------------------------
                                           Name: Charles Heidsieck
                                           Title: Managing Director

                                           By: /s/ Tom Randolph
                                               ---------------------------------
                                           Name: Tom Randolph
                                           Title: Director





















                                           HEALTHCARE REALTY TRUST INCORPORATED
                                           CREDIT AGREEMENT

                                           LASALLE BANK NATIONAL ASSOCIATION

                                           By: /s/ Robert E. Goeckel
                                               ---------------------------------
                                           Name: Robert E. Goeckel
                                           Title: Vice President





















                                           HEALTHCARE REALTY TRUST INCORPORATED
                                                                CREDIT AGREEMENT

                                           KEYBANK NATIONAL ASSOCIATION

                                           By: /s/ Michael P. McCarthy
                                               ---------------------------------
                                           Name:  Michael P. McCarthy
                                           Title: Vice President





















                                           HEALTHCARE REALTY TRUST INCORPORATED
                                                                CREDIT AGREEMENT

                                           SUNTRUST BANK

                                           By: /s/ Gregory M. Ratiff
                                               ---------------------------------
                                           Name: Gregory M. Ratiff
                                           Title: Vice President




















                                           HEALTHCARE REALTY TRUST INCORPORATED
                                                                CREDIT AGREEMENT

                                           REGIONS BANK

                                           By: /s/ Craig Gardella
                                               ---------------------------------
                                           Name: Craig Gardella
                                           Title: Senior Vice President





















                                           HEALTHCARE REALTY TRUST INCORPORATED
                                                                CREDIT AGREEMENT

                                           JPMORGAN CHASE BANK, N.A.

                                           By: /s/ Susan M. Tate
                                               ---------------------------------
                                           Name: Susan M. Tate
                                           Title: Vice President





















                                           HEALTHCARE REALTY TRUST INCORPORATED
                                                                CREDIT AGREEMENT

                                           AMSOUTH BANK

                                           By: /s/ Grier Powers
                                               ---------------------------------
                                           Name: Grier Powers
                                           Title: VP





















                                           HEALTHCARE REALTY TRUST INCORPORATED
                                                                CREDIT AGREEMENT

                                           FIFTH THIRD BANK, N.A.

                                           By: /s/ Sandy Hamrick
                                               ---------------------------------
                                           Name: Sandy Hamrick
                                           Title: VP





















                                           HEALTHCARE REALTY TRUST INCORPORATED
                                                                CREDIT AGREEMENT

                                           PINNACLE NATIONAL BANK

                                           By: /s/ Todd Carter
                                               ---------------------------------
                                           Name: Todd Carter
                                           Title: Senior Vice President






















                                           HEALTHCARE REALTY TRUST INCORPORATED
                                                                CREDIT AGREEMENT

                                  Schedule 2.01

                             LENDERS AND COMMITMENTS


                                                                                              Pro Rata Share of
            Lender                                      Revolving Commitment                 Revolving Commitment
-----------------------------------                     --------------------                 --------------------
Bank of America, N.A.                                   $   48,000,000.00                       12.000000000%
Wachovia Bank, National Association                     $   40,000,000.00                       10.000000000%
UBS Loan Finance LLC                                    $   40,000,000.00                       10.000000000%
Calyon New York Branch                                  $   40,000,000.00                       10.000000000%
LaSalle Bank National Association                       $   40,000,000.00                       10.000000000%
KeyBank National Association                            $   35,000,000.00                        8.750000000%
SunTrust Bank                                           $   35,000,000.00                        8.750000000%
Regions Bank                                            $   35,000,000.00                        8.750000000%
JPMorgan Chase Bank, N.A.                               $   30,000,000.00                        7.500000000%
AmSouth Bank                                            $   25,000,000.00                        6.250000000%
Fifth Third Bank, N.A.                                  $   25,000,000.00                        6.250000000%
Pinnacle National Bank                                  $    7,000,000.00                        1.750000000%
                                                        -----------------                    ---------------
                           Total:                       $  400,000,000.00                     100.0000000000%
                                                        -----------------                    ---------------

                                  Schedule 2.03

                           EXISTING LETTERS OF CREDIT

None.

                                  Schedule 5.04

                                   LITIGATION

      On October 9, 2003, HR Acquisition I Corporation (formerly known as Capstone Capital Corporation, "Capstone"), a wholly-owned affiliate of the Borrower, was served with the Third Amended Verified Complaint in a shareholder derivative suit which was originally filed on August 28, 2002 in the Jefferson County, Alabama Circuit Court by a shareholder of HealthSouth Corporation. The suit alleges that certain officers and directors of HealthSouth, who were also officers and directors of Capstone, sold real estate properties from HealthSouth to Capstone and then leased the properties back to HealthSouth at artificially high values, in violation of their fiduciary obligations to HealthSouth. The Borrower acquired Capstone in a merger transaction in October, 1998. None of the Capstone officers and directors remained in their positions following the Borrower's acquisition of Capstone. The complaint seeks an accounting and disgorgement of monies obtained by the allegedly wrongful conduct and other unspecified compensatory and punitive damages. There is currently a stay on discovery in the case. The Borrower will defend itself vigorously and believes that the claims brought by the plaintiff are not meritorious.

      The Borrower is not aware of any other pending or threatened litigation that, if resolved against the Borrower, would have a material adverse effect on the Borrower's financial condition or results of operations.

                                  Schedule 5.06

                              ENVIRONMENTAL MATTERS

None.

                                  Schedule 5.07

                 MATERIAL SUBSIDIARIES AND SPECIFIED AFFILIATES

As of December 30, 2005:

                       SUBSIDIARIES OF HEALTHCARE REALTY TRUST INCORPORATED

ENTITY                                                  INCORPORATED       QUALIFIED
------------------------------------------------        ------------       --------------------
Healthcare Realty Services Incorporated- 1,000          Alabama            Arizona
shares of Common Stock, $.01 par value, 100%                               California
owned by Borrower                                                          Connecticut
                                                                           District of Columbia
                                                                           Florida
                                                                           Georgia
                                                                           Hawaii
                                                                           Illinois
                                                                           Kansas
                                                                           Louisiana
                                                                           Maryland
                                                                           Mississippi
                                                                           Missouri
                                                                           Nevada
                                                                           Oklahoma
                                                                           Pennsylvania
                                                                           Tennessee
                                                                           Texas
                                                                           Virginia
                                                                           Wyoming

HRT of Roanoke, Inc.                                    Virginia
1 ,000 shares of Common Stock, $ 1 .00 par value,
100% owned by   Borrower

HRT of Virginia, Inc.                                   Virginia
10,000 shares of Common Stock, $.01 par value,
100% owned by Borrower

HR Acquisition I Corporation- 10 shares of              Maryland           Alabama
Common Stock, $.01 par value, 100% owned by                                Arizona
Borrower                                                                   Arkansas
                                                                           California
                                                                           Connecticut
                                                                           Florida
                                                                           Georgia
                                                                           Hawaii
                                                                           Illinois
                                                                           Michigan
                                                                           Missouri
                                                                           Mississippi
                                                                           North Carolina
                                                                           New Jersey
                                                                           Nevada
                                                                           Ohio
                                                                           Oklahoma
                                                                           South Carolina
                                                                           Tennessee
                                                                           Virginia

                        SUBSIDIARIES OF HEALTHCARE REALTY TRUST INCORPORATED

ENTITY                                                       INCORPORATED                        QUALIFIED
-----------------------                                      ------------                        ----------
                                                                                                 Washington
                                                                                                 Wyoming
 HRT of Illinois, Inc.                                       Delaware                            Illinois
 HRT of Tennessee, Inc.                                      Tennessee

                 [SCHEDULE 5.07 CONTINUES ON THE FOLLOWING PAGE]

              Subsidiaries of HR Acquisition I Corporation (HRAIC)

Set forth below is a complete and accurate list of all of the Material Subsidiaries of HRAIC, a 100% wholly owned Subsidiary of the Borrower. Each subsidiary (other than the limited liability company and the limited partnerships) has 1,000 shares of common stock issued and outstanding.

                            SUBSIDIARIES OF HR Acquisition I Corporation (HRAIC)

ENTITY                                                       INCORPORATED                        QUALIFIED
------------------------------------------                   ------------                        ----------
ASMI/Birmingham Medical Building SPE,                        Delaware                            Alabama
LLC - sole member is a subsidiary of
HRAIC

HR Acquisition of Pennsylvania, Inc.                         Pennsylvania

HR of Los Angeles, Ltd.                                      Alabama                             California
(66.67% interest owned by HRAIC)

HR of Las Vegas, Ltd. (99% interest owned                    Alabama                             Texas
by HRAIC)                                                                                        Nevada

HR Acquisition of San Antonio, Ltd. (99%                     Alabama                             Texas
interest owned by HRAIC)

HRT Properties of Texas, Ltd.                                Texas
(99% interest owned by HRAIC)

                                  Schedule 5.10

                              COMPLIANCE WITH LAWS

None.

                                  Schedule 5.12

                                  INDEBTEDNESS

Other than as set forth below, there is no material Debt of the Borrower and its Material Subsidiaries outstanding as of the date hereof.

      As of December 31, 2005, Borrower has the following debt.

Senior Notes due 2014                                                  $ 300,000,000

Senior Notes due 2011                                                  $ 300,000,000

Senior Notes due 2006                                                  $  29,400,000

$300 million Line of Credit due 2006                                   $  73,000,000

Mortgage Notes payable with various maturities                         $  70,709,000

**Net obligations under interest rate swap contracts is a liability of approximately $6.2 million at December 31, 2005 and is carried in "Other Liabilities" in the balance sheet. At times, the net obligations under these interest rate swap contracts are assets in the balance sheet.

                                  Schedule 5.13

                             CONTINGENT LIABILITIES

None.

                                  Schedule 5.14

                                  INVESTMENTS

      Borrower owns 384,616 shares of Series B Preferred Stock, par value $ .001 per share, of Summerville Healthcare Group, Inc., a Delaware corporation.

      Borrower owns 75% interest in a $14.8 million joint venture, Unico HRT 2005 MOB Venture, LLC, a Delaware limited liability company, relating to three medical office buildings and land for future development in Washington.

                                  Schedule 9.02

                                NOTICE ADDRESSES

Credit Parties:

Healthcare Realty Trust Incorporated
3310 West End Avenue
Suite 700
Nashville, Tennessee 37203
Attention: Scott W. Holmes
Telephone: (615) 269-8269
Facsimile No.: (615) 269-8122

Administrative Agent:

      For payments and Requests for Credit Extensions:

Bank of America, N.A.
101 North Tryon Street, NC1-001-04-39
Charlotte, North Carolina 28255
Attention: Monika Patel, Agency Services
Telephone: (704) 386-5094
Facsimile: (704) 409-0157

Wiring Instructions:

Bank of America NA
New York, NY
ABA No.: 026009593
Account No.: 1366212250600
Account Name: Credit Services
Ref: Healthcare Realty Trust Incorporated

      For all other notices:

Bank of America, N.A.
1455 Market Street, CA5-701-05-19
San Francisco, CA 94103
Attention: Angela Lau, Assistant Vice President
Telephone: (415) 436-4000
Facsimile: (415) 503-5008

      With a copy to:

Bank of America, N.A.
100 N. Tryon Street, NC1-007-17-11
Charlotte, NC 28255
Attention: Amie Edwards, Vice President

Telephone: (704) 387-1346
Facsimile: (704) 387-4605

                                 Exhibit 2.01(f)

                        FORM OF LENDER JOINDER AGREEMENT

      THIS LENDER JOINDER AGREEMENT (this "Agreement") dated as of _______, 200 _______ to the Credit Agreement referenced below is by and among [NEW LENDER] (the "New Lender"), HEALTHCARE REALTY TRUST INCORPORATED, a Maryland corporation (the "Borrower"), certain Lenders identified therein, and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the "Administrative Agent") for the Lenders. All of the defined terms of the Credit Agreement are incorporated herein by reference.

                               W I T N E S S E T H

      WHEREAS, pursuant to that Credit Agreement dated as of January____, 2006 (as amended, modified, supplemented and extended from time to time, the "Credit Agreement") among the Borrower, the Lenders and the Administrative Agent, the Lenders have provided the Borrower with a $400 million revolving credit facility;

      WHEREAS, pursuant to Section 2.01(f) of the Credit Agreement, the Borrower has requested that the New Lender provide an additional Revolving Commitment under the Credit Agreement; and

      WHEREAS, the New Lender has agreed to provide the additional Revolving Commitment on the terms and conditions set forth herein and to become a "Lender" under the Credit Agreement in connection therewith;

      NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. The New Lender hereby agrees to provide Commitments to the Borrower in the amounts set forth on Schedule 2.01 to the Credit Agreement as attached hereto. The Revolving Commitment Percentage of the New Lender shall be as set forth on Schedule 2.01.

      2. The New Lender shall be deemed to have purchased without recourse a risk participation from the L/C Issuer in all Letters of Credit issued or existing under the Credit Agreement (including Existing Letters of Credit) and the obligations arising thereunder in an amount equal to its pro rata share of the obligations under such Letters of Credit (based on the Revolving Commitment Percentages of the Lenders as set forth on Schedule 2.01 as attached hereto), and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the L/C Issuer therefor and discharge when due, its pro rata share of the obligations arising under such Letter of Credit.

      3. The New Lender (a) represents and warrants that it is a commercial lender, other financial institution or other "accredited" investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of business and that it will make or acquire Loans for its own account in the ordinary course of business, (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (e) agrees that, as of the date hereof, the New Lender shall (i) be a party to the Credit Agreement and the other Credit Documents, (ii) be a "Lender" for all purposes of the Credit Agreement and the other Credit Documents, (iii) perform all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a "Lender" under the Credit Agreement and (iv) shall have the rights and obligations of a Lender under the Credit Agreement and the other Credit Documents.

      4. [Each of the] [The] Borrower [and the Guarantors] agrees that, as of the date hereof, the New Lender shall (i) be a party to the Credit Agreement and the other Credit Documents, (ii) be a "Lender" for all purposes of the Credit Agreement and the other Credit Documents, and (iii) have the rights and obligations of a Lender under the Credit Agreement and the other Credit Documents.

      5. The address of the New Lender for purposes of all notices and other communications is ___________________________, ______________________________,

Attention of _________________________  (Facsimile No. ______________________).

      6. This Agreement may be executed in any number of counterparts and by the various parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one contract. Delivery of an executed counterpart of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

      7. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

NEW LENDER:                    [NEW LENDER],
                               as New Lender

                               By: _______________________________
                               Name:
                               Title:

BORROWER:                      HEALTHCARE REALTY TRUST INCORPORATED,
                               a Maryland corporation

                               By: _______________________________
                               Name:
                               Title:

Accepted and Agreed:

BANK OF AMERICA, N.A.,
as Administrative Agent

By: _______________________________
Name:
Title:

                                   Schedule 1

                             LENDERS AND COMMITMENTS

                                                                                              Pro Rata Share of
Lender                                                      Revolving Commitment             Revolving Commitment
------                                                      --------------------             --------------------

                                  Exhibit 2.02

                              FORM OF LOAN NOTICE

Date: ___________, 200__

To:   Bank of America, N.A., as Administrative Agent

Re: Credit Agreement (as amended, modified, supplemented and extended from time to time, the "Credit Agreement") dated as of January_____, 2006 among Healthcare Realty Trust Incorporated, a Maryland corporation (the "Borrower"), the Lenders identified therein, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests (select one):

      [ ] A Borrowing         [ ] A Continuation             [ ] A Conversion

of Committed Revolving Loans:

1.    On: _________________, 200 __________ (which is a Business Day).

2.    In the amount of: ___________________.

3.    Comprised of: _________________ (Type of Loan).

4.    For Eurocurrency Loans: with an Interest Period of ____________ months.

a Borrowing of Swing Line Loans:

1.    On: _________________, 200____________ (which is a Business Day).

2.    In the amount of: ____________________.

With respect to any Borrowing or any conversion or continuation requested herein, the undersigned Borrower hereby represents and warrants that (a) in the case of Committed Revolving Loans, such request complies with the requirements of Section 2.01(a) of the Credit Agreement, in the case of Swing Line Loans, such request complies with the requirements of Section 2.01(c) of the Credit Agreement, (b) each of the conditions set forth in Section 2.02 of the Credit Agreement have been satisfied on and as of the date of such Borrowing or such conversion or continuation and (c) the conditions referenced in subsections (b) through (e) of Section 4.02 of the Credit Agreement have been satisfied on or prior to the proposed date of the requested Extension of Credit.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                           HEALTHCARE REALTY TRUST INCORPORATED,
                                           a Maryland corporation

                                           By:____________________________
                                           Name:
                                           Title:

                                 Exhibit 2.05(a)

                              FORM OF BID REQUEST

To:   __________________________, as Competitive Bid Agent

Ladies and Gentlemen:

      Reference is made to that certain Credit Agreement (as amended, modified, supplemented and extended from time to time, the "Credit Agreement") dated as of January _________, 2006 among Healthcare Realty Trust Incorporated, a Maryland corporation (the "Borrower"), the Lenders identified therein, and Bank of America, N.A., as Administrative Agent.

The Lenders are invited to make Competitive Revolving Loans:

      1. On: ________, 200 __________(which is a Business Day).

      2. In an aggregate amount not exceeding $_________________(with any sublimits set forth below).

      3. Competitive Revolving Loans comprised of (select one):

[ ]   Absolute Rate Loans                  [ ] Eurodollar Margin Bid Loans

 Competitive        Interest
Revolving Loan       Period         Maximum principal amount
     No.            requested              requested
--------------   ----------------   ------------------------
     1           _____days/months   $
     2           _____days/months   $
     3           _____days/months   $

      The Bid Borrowing requested herein complies with the requirements of the proviso to the first sentence of Section 2.01(d) of the Credit Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      The Borrower authorizes the Competitive Bid Agent to deliver this Bid Request to the Lenders. Responses by the Lenders must be in substantially the form of Exhibit 2.05(b) to the Credit Agreement and must be received by the Competitive Bid Agent by the time specified in Section 2.05(b) of the Credit Agreement for submitting Competitive Bids.

                                           HEALTHCARE REALTY TRUST INCORPORATED,
                                           a Maryland corporation

                                           By:________________________
                                           Name:
                                           Title:

                                 Exhibit 2.05(b)

                            FORM OF COMPETITIVE BID

To: _________________________, as Competitive Bid Agent

Ladies and Gentlemen:

      Reference is made to that certain Credit Agreement (as amended, modified, supplemented and extended from time to time, the "Credit Agreement") dated as of January _________, 2006 among Healthcare Realty Trust Incorporated, a Maryland corporation (the "Borrower"), the Lenders identified therein, and Bank of America, N.A., as Administrative Agent.

      In response to the Bid Request dated ,_______, the undersigned offers to make the following Competitive Revolving Loan(s):

      1. Borrowing date:________________________, 200________(which is a
      Business Day).

      2. In an aggregate amount not exceeding $_________________(with any sublimits set forth below).

      3. Comprised of:

                                                       Absolute Rate Bid
                                                         or Eurodollar
Bid Loan No.   Interest Period offered   Bid Maximum      Margin Bid*
------------   -----------------------   -----------   -----------------
   1           ______days/months         $             (-+)________%
   2           ______days/months         $             (-+)________%
   3           ______days/months         $             (-+)________%

* Expressed in multiples of 1/100th of a basis point.

Contact Person:_______________________ Telephone:______________________

                                             [LENDER]

                                             By:____________________________
                                             Name:
                                             Title:

******************************************************************************

THIS SECTION IS TO BE COMPLETED BY THE BORROWER IF IT WISHES
TO ACCEPT ANY OFFERS CONTAINED IN THIS COMPETITIVE BID:

      The offers made above are hereby accepted in the amounts set forth below:

Bid Loan No.   Principal Amount Accepted
------------   -------------------------
               $
               $
               $

HEALTHCARE REALTY TRUST INCORPORATED,
a Maryland corporation

By:__________________________________
Name:
Title:

                                 Exhibit 2.14-1

                             FORM OF REVOLVING NOTE

                                                       _____ ______, 200_______

FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay to ________________________or its registered assigns (the "Lender"), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower when and as provided under that certain Credit Agreement (as amended, modified, supplemented and extended from time to time, the "Credit Agreement") dated as of January__________, 2006 among the Borrower, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent's Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Loans made by the Lender may be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA.

                                           HEALTHCARE REALTY TRUST INCORPORATED,
                                           a Maryland corporation

                                           By:____________________________
                                           Name:
                                           Title:

                                 Exhibit 2.14-2

                            FORM OF SWING LINE NOTE

                                                       ____ ______, 200________

FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay to ________________________or its registered assigns (the "Swing Line Lender"), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Lender to the Borrower when and as provided under that certain Credit Agreement (as amended, modified, supplemented and extended from time to time, the "Credit Agreement") dated as of January_________, 2006 among the Borrower, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Swing Line Lender in Dollars in immediately available funds. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Swing Line Loans made by the Lender may be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA.

                                           HEALTHCARE REALTY TRUST INCORPORATED,
                                           a Maryland corporation

                                           By:_________________________
                                           Name:
                                           Title:

                                  Exhibit 6.01

                         FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:__________, 200__

To:   Bank of America, N.A., as Administrative Agent

Re: Credit Agreement (as amended, modified, supplemented and extended from time to time, the "Credit Agreement") dated as of January _______, 2006 among Healthcare Realty Trust Incorporated, a Maryland corporation (the "Borrower"), the Lenders identified therein, and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she] is the __________________of the Borrower, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements:]

      [1. [Attached hereto as Schedule 1 are the] [The] year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section [have been electronically delivered to the Administrative Agent pursuant to the conditions set forth in Section 7.02 of the Credit Agreement].]

[Use following paragraph 1 for fiscal quarter-end financial statements:]

      [1. [Attached hereto as Schedule 1 are the] [The] unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date [have been electronically delivered to the Administrative Agent pursuant to the conditions set forth in
Section 7.02 of the Credit Agreement]. Such financial statements fairly present the financial condition, results of operations and cash flows of the Consolidated Group in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]

      2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made, a detailed review of the transactions and condition (financial or otherwise) of each member of the Consolidated Group during the accounting period covered by the attached financial statements.

      3. A review of the activities of each member of the Consolidated Group during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Credit Parties have performed and observed all their respective Obligations under the Credit Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, each of the Credit Parties has performed and observed each covenant and condition of the Credit Documents applicable to it.]

[or:]

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

      4. The representations and warranties of the Credit Parties contained in the Credit Agreement, any other Credit Document or any other certificate or document furnished at any time under or in connection with the Credit Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

      5. The financial covenant analyses and information set forth on Schedule 2 hereto are true and accurate on and as of the date of this Certificate.

      6. The Borrower's Debt Ratings are as follows:

      IN WITNESS WHEREOF, the undersigned has executed this Certificate as of___________, 200 ________.

                                           HEALTHCARE REALTY TRUST INCORPORATED,
                                           a Maryland corporation

                                           By:_________________________
                                           Name:
                                           Title:

                                   [Schedule 1

                     [YEAR-END AUDITED FINANCIAL STATEMENTS]
                   [UNAUDITED QUARTERLY FINANCIAL STATEMENTS]]

                                 Schedule [1][2]

                  FINANCIAL COVENANT ANALYSES AND INFORMATION

                                  Exhibit 6.20

                                FORM OF GUARANTY

      THIS GUARANTY AGREEMENT, dated as of__________ ___________, 200______
(this "Guaranty") is given by

      Each of the Persons identified as a "Guarantor" on the signature pages hereto and from time to time joined as a Guarantor hereunder (the "Guarantors"); in favor of

      BANK OF AMERICA, N.A., in its capacity as administrative agent (in such capacity, the "Administrative Agent") for the Lenders under the Credit Agreement dated as of January ______, 2006 (as amended, modified, supplemented and extended from time to time, the "Credit Agreement") among Healthcare Realty Trust Incorporated, a Maryland corporation (the "Borrower"), the Lenders identified therein and the Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

                                    RECITALS:

      WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed, subject to certain terms and conditions, to make available Loans and Letters of Credit to the Borrower;

      WHEREAS, each of the Guarantors is a direct or indirect wholly-owned subsidiary or Specified Affiliate of the Borrower; and

      WHEREAS, in connection with the Credit Agreement, the Lenders have required, among other things, each of the Guarantors to guarantee all of the Borrower's obligations arising under the Credit Agreement and the other Credit Documents referred to therein;

      NOW, THEREFORE, for and in consideration of the execution and delivery by the Lenders of the Credit Agreement, and other good and valuable consideration, receipt whereof is hereby acknowledged, each Guarantor hereby agrees as follows:

      1. Guarantee of Payment. The Guarantors hereby irrevocably and unconditionally guarantee, jointly and severally, to the Administrative Agent and the Lenders the prompt payment, when due, by acceleration or otherwise, of the Indebtedness. For the purposes hereof, "Indebtedness" shall mean, without duplication, (i) all obligations of the Borrower (including interest accruing after an event of bankruptcy or insolvency, regardless of whether such interest is allowed as a claim under the Bankruptcy Code) to the Lenders and the Administrative Agent, whenever arising, under the Credit Agreement, the Notes or the other Credit Documents, (ii) all liabilities and obligations, whenever arising, owing from the Borrower or any Obligor to any Lender, or any affiliate of a Lender, arising under any interest rate protection or currency exchange agreement relating to the Obligations under the Credit Agreement or entered into in the ordinary course of business and not for speculative purposes, and (iii) any agreement between any Credit Party and any Lender of Affiliate of a Lender governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services, in each case whether such Indebtedness is now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, as such Indebtedness may be modified, extended, renewed or replaced from time to time. The guaranty of the Guarantors as set forth in this section is a guaranty of payment and not of collection.

      Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, the obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

      2. Release of Collateral, Parties Liable, etc. Each of the Guarantors agrees that the whole or any part of the security now or hereafter held for the Indebtedness may be exchanged, compromised, released or surrendered from time to time; that neither the Administrative Agent nor the Lenders shall have any obligation to protect, perfect, secure or insure any Liens now or hereafter held for the Indebtedness or the properties subject thereto; that the time or place of payment of the Indebtedness may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; that the Borrower may be granted indulgences generally; that any provisions of the Credit Documents or any other documents executed in connection with this transaction, may be modified, amended or waived; that any party liable for the payment of the Indebtedness may be granted indulgences or released; and that any deposit balance for the credit of the Borrower or any other party liable for the payment of the Indebtedness or liable upon any security therefor may be released, in whole or in part, at, before and/or after the stated, extended or accelerated maturity of the Indebtedness, all without notice to or further assent by the Guarantors, who shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

      3. Waiver of Rights. Each of the Guarantors expressly waives: (a) notice of acceptance of this Guaranty by the Administrative Agent and the Lenders and of all extensions of credit to the Borrower by the Administrative Agent or any Lender; (b) presentment and demand for payment of any of the Indebtedness; (c) protest and notice of dishonor or of default to such Guarantor or to any other party with respect to the Indebtedness or with respect to any security therefor;
(d) notice of the Administrative Agent or any Lender obtaining, amending, substituting for, releasing, waiving or modifying the Indebtedness, any security interest, Liens, or the encumbrances now or hereafter securing the Indebtedness, or the Administrative Agent's or any Lender's subordinating, compromising, discharging or releasing such security interests, Liens or encumbrances; (e) all other notices to which such Guarantor might otherwise be entitled; (f) demand for payment under this Guaranty; and (g) any right to assert against the Administrative Agent or any Lender, as a defense, counterclaim, set-off, or cross-claim any defense (legal or equitable), set-off, counterclaim or claim which such Guarantor may now or hereafter have against the Administrative Agent or any Lender or the Borrower, but such waiver shall not prevent such Guarantor from asserting against the Administrative Agent or any Lender in a separate action, any claim, action, cause of action, or demand that such Guarantor might have, whether or not arising out of this Guaranty.

      4. Primary Liability of Guarantors. Each of the Guarantors agrees that this Guaranty may be enforced by the Administrative Agent and the Lenders without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Notes or any collateral now or hereafter securing the Indebtedness or otherwise, and each of the Guarantors hereby waives the right to require the Administrative Agent and the Lenders to proceed against the Borrower or any other person (including a co-guarantor) or to require the Administrative Agent and the Lenders to pursue any other remedy or enforce any other right. Without limiting the generality of the foregoing, each of the Guarantors hereby specifically waives, to the extent permitted by applicable law, the benefits of North Carolina General Statutes Sections 26-7 through 26-9, inclusive. In addition, each of the Guarantors hereby waives and renounces any and all rights it has or may have for subrogation, indemnity, reimbursement or contribution against the Borrower for amounts paid under this Guaranty. This waiver is expressly intended to prevent the existence of any claim in respect of such subrogation, indemnity, reimbursement or contribution by a Guarantor against the estate of the Borrower within the meaning of Section 101 of the United States Bankruptcy Code, and to prevent such Guarantor from being deemed a "creditor" of the Borrower in respect of such subrogation, indemnity, reimbursement or contribution within the meaning of Section 547(b) of the United States Bankruptcy

Code in the event of a subsequent case involving the Borrower. Each of the Guarantors further agrees that nothing contained herein shall prevent the Administrative Agent or the Lenders from suing on the Notes or foreclosing its security interest in or Lien on any collateral now or hereafter securing the Indebtedness or from exercising any other rights available to the Administrative Agent or the Lenders under the Notes, or any other instrument of security if neither the Borrower nor the Guarantors timely perform the obligations of the Borrower thereunder, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any Guarantor's obligations hereunder; it being the purpose and intent of each of the Guarantors that such Guarantor's obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither the Guarantors' obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrower, by reason of the Borrower's bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Indebtedness. Each of the Guarantors acknowledges that the term "Indebtedness" as used herein includes any payments made by the Borrower to the Administrative Agent or any Lender and subsequently recovered by the Borrower or a trustee for the Borrower pursuant to the Borrower's bankruptcy or insolvency and that the guaranty of each of the Guarantors hereunder shall be reinstated to the extent of such recovery.

      5. Attorneys' Fees and Costs of Collection. If at any time or times after the occurrence of an Event of Default the Administrative Agent or the Lenders employ counsel to pursue collection, to intervene, to sue for enforcement of the terms hereof or of the Notes, or to file a petition, complaint, answer, motion or other pleading in any suit or proceeding relating to this Guaranty or the Notes, then in such event, all of the reasonable attorneys' fees relating thereto shall be an additional liability of the Guarantors to the Administrative Agent and the Lenders hereunder, payable on demand.

      6. Security Interests and Setoff. As security for such Guarantor's obligations hereunder, each Guarantor agrees that in the event such Guarantor fails to pay its obligations hereunder when due and payable under this Guaranty,
(a) any of such Guarantor's assets of any kind, nature or description (including, without limitation, deposit accounts) in the possession, control or custody of the Administrative Agent or any Lender may, without prior notice (but promptly confirmed in writing by the Administrative Agent or such Lender, as applicable, to such Guarantor, provided that failure to provide such written confirmation will not affect the liabilities of such Guarantor hereunder) to such Guarantor, be reduced to cash or the like and applied by the Administrative Agent or such Lender in reduction or payment of such Guarantor's obligations hereunder; and (b) the Administrative Agent and each Lender shall have the right, immediately and without further action by them, to set off pro tanto against the Indebtedness all money owed by the Administrative Agent or such Lender in any capacity to such Guarantor, whether or not due, and the Administrative Agent or such Lender shall be deemed to have made a charge against any such money immediately upon the occurrence of such obligation becoming due even though such charge is made or entered on the books of the Administrative Agent or such Lender subsequent thereto.

      7. Term of Guarantee; Warranties. This Guaranty shall continue in full force and effect until the Indebtedness is fully and indefeasibly paid, performed and discharged and all Commitments under the Credit Agreement shall have been terminated. This Guaranty covers the Indebtedness whether presently outstanding or arising subsequent to the date hereof including all amounts advanced by the Administrative Agent or any Lender in stages or installments. Each Guarantor warrants and represents to the Administrative Agent (i) that such Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) that such Guarantor has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, (iii) that the execution and delivery by such Guarantor of this Guaranty and the other Credit Documents to which it is a party and the performance by such Guarantor of its obligations hereunder and thereunder are within the corporate power of such Guarantor, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except for any such action or filing that has been taken and is in full force and effect) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or bylaws (or other constitutional documents) of such Guarantor or of any material agreement, judgment, injunction, order, decree, or other material instrument binding upon such Guarantor or result in the creation or imposition (other than pursuant to the Credit Documents) of any Lien on any asset of such Guarantor and (iv) that this Guaranty and the other Credit Documents to which such Guarantor is a party constitute valid and binding agreements of such Guarantor and, when executed and delivered will constitute valid and binding obligations of such Guarantor enforceable in accordance with their terms.

      8. Further Representations and Warranties. Each Guarantor agrees that the Administrative Agent and the Lenders will have no obligation to investigate the financial condition or affairs of the Borrower for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition or affairs of the Borrower which might come to the knowledge of the Administrative Agent or any Lender at any time, whether or not the Administrative Agent or any Lender knows or believes or has reason to know or believe that any such fact or change is unknown to such Guarantor or might (or does) materially increase the risk of such Guarantor as guarantor or might (or would) affect the willingness of such Guarantor to continue as guarantor with respect to the Indebtedness.

      9. Additional Liability of Guarantors. If any Guarantor is or becomes liable for any indebtedness owing by the Borrower to the Administrative Agent or any Lender by endorsement or otherwise other than under this Guaranty, such liability shall not be in any manner impaired or reduced hereby but shall have all and the same force and effect it would have had if this Guaranty had not existed and such Guarantor's liability hereunder shall not be in any manner impaired or reduced thereby.

      10. Cumulative Rights. All rights of the Administrative Agent and the Lenders hereunder or otherwise arising under any documents executed in connection with or as security for the Indebtedness are separate and cumulative and may be pursued separately, successively or concurrently, or not pursued, without affecting or limiting any other right of the Administrative Agent or any Lender and without affecting or impairing the liability of the Guarantors.

      11. Usury. Notwithstanding any other provisions herein contained, no provision of this Guaranty shall require or permit the collection from any Guarantor of interest in excess of the maximum rate or amount that such Guarantor may be required or permitted to pay pursuant to any applicable law. In the event any such interest is collected, it shall be applied in reduction of the Guarantor's obligations hereunder, and the remainder of such excess collected shall be returned to the Guarantors once such obligations have been fully satisfied.

      12. The Administrative Agent. In acting under or by virtue of this Guaranty, the Administrative Agent shall be entitled to all the rights, authority, privileges and immunities provided in Article VIII of the Credit Agreement, all of which provisions are incorporated by reference herein with the same force and effect as if set forth herein. Each of the Guarantors hereby releases the Administrative Agent from any liability for any act or omission relating to this Guaranty, except such as may result from the Administrative Agent's gross negligence or willful misconduct.

      13. Successors and Assigns. This Guaranty shall be binding on and enforceable against each Guarantor and its successors and assigns. This Guaranty is intended for and shall inure to the benefit of the Administrative Agent and each Lender and each and every person who shall from time to time be or become the owner or holder of any of the Indebtedness, and each and every reference herein to "Administrative Agent" or "Lender" shall include and refer to each and every successor or assignee of the Administrative Agent or any Lender at any time holding or owning any part of or interest in any part of the Indebtedness. This Guaranty shall be transferable and negotiable with the same force and effect, and to the same extent, that the Indebtedness is transferable and negotiable, it being understood and stipulated that upon assignment or transfer by the Administrative Agent or any Lender of any of the Indebtedness the legal holder or owner of the Indebtedness (or a part thereof or interest therein thus transferred or assigned by the Administrative Agent or any Lender) shall (except as otherwise stipulated by the Administrative Agent or any such Lender in its assignment) have and may exercise all of the rights granted to the Administrative Agent or such Lender under this Guaranty to the extent of that part of or interest in the Indebtedness thus assigned or transferred to said person. Each Guarantor expressly waives notice of transfer or assignment of the Indebtedness, or any part thereof, or of the rights of the Administrative Agent or any Lender hereunder. Failure to give notice will not affect the liabilities of the Guarantors hereunder.

      14. Application of Payments. The Administrative Agent and each Lender shall apply any payments received pursuant to this Guaranty as set forth in
Section 7.02 of the Credit Agreement.

      15. Modifications. This Guaranty and the provisions hereof may be changed, discharged or terminated only by an instrument in writing signed by each of the Guarantors affected thereby and the Administrative Agent.

      16. Discharge and Release. In the event that (i) any Guarantor is sold as contemplated by Section 6.08(b) of the Credit Agreement, (ii) this Guaranty or any portion hereof is released as contemplated by Section 9.01(a)(vi) of the Credit Agreement or (iii) the indebtedness shall have been paid in full and the obligations of the Lenders to extend credit to the Borrower under the Credit Agreement shall have terminated, the Administrative Agent, on behalf of the Lenders, shall discharge and release the relevant Guarantor(s) from all of its obligations under this Guaranty. Upon any such release and discharge, the Administrative Agent, on behalf of the Lenders, will execute and deliver to the relevant Guarantor(s) such documents as such Guarantor(s) shall reasonably request to evidence such discharge and release.

      17. Notices. All communications provided for herein shall be made as set forth in Section 9.02 of the Credit Agreement.

      18. Severability. If any provision of this Guaranty is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      19. Applicable Law; Consent to Jurisdiction and Venue; Waiver of Jury
Trial.

      (a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NORTH CAROLINA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

      (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NORTH CAROLINA SITTING IN CHARLOTTE OR OF THE UNITED STATES FOR THE WESTERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH OF THE GUARANTORS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE GUARANTORS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON

THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS GUARANTY OR ANY DOCUMENT RELATED THERETO. EACH OF THE GUARANTORS WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS THAT MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

      (c) EACH GUARANTOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS GUARANTY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH GUARANTOR HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE ADMINISTRATIVE AGENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH GUARANTOR'S WAIVER OF ITS RIGHT TO TRIAL BY JURY.

      20. Headings. The headings in this instrument are for convenience of reference only and shall not limit or otherwise affect the meaning of any provisions hereof.

      21. Counterparts. This Guaranty may be executed in any number of counterparts and by different parties hereto on separate counterparts, each constituting an original, but all together one and the same instrument.

      22. Rights of the Required Lenders. All rights of the Administrative Agent hereunder, if not exercised by the Administrative Agent, may be exercised by the Required Lenders.

      23. Entire Agreement. THIS GUARANTY AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, each of the Guarantors has caused this Guaranty to be duly executed as of the date first above written.

                                        [GUARANTOR],
                                        a__________ _____________, as Guarantor

                                        By:_______________________________
                                        Name:
                                        Title:

                                  Exhibit 9.07

                       FORM OF ASSIGNMENT AND ASSUMPTION

      This Assignment and Assumption (this "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

      For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.      Assignor:   ____________________________

2.      Assignee:   ____________________________[and is an Affiliate/Approved
        Fund of [identify Lender]]

3.      Borrower(s):____________________________

4. Administrative Agent: Bank of America, N.A., as Administrative Agent under the Credit Agreement

5. Credit Agreement: Credit Agreement (as amended, modified, supplemented and extended from time to time, the "Credit Agreement") dated as of January ______, 2006 among Healthcare Realty Trust Incorporated, a Maryland corporation (the "Borrower"), the Lenders identified therein, and Bank of America, N.A., as Administrative Agent.

6. Assigned Interest:

                        Aggregate
                        Amount of          Amount of          Percentage
                    Commitment/Loans   Commitment/Loans      Assigned of
Facility Assigned    for all Lenders        Assigned      Commitment/Loans   CUSIP Number
-----------------   ----------------   ----------------   ----------------   ------------
Committed
Revolving Loans     $_______________   $_______________   _____________%

[7. Trade Date: ______________________](1)

Effective Date: _______, 20_______ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

     The terms set forth in this Assignment and Assumption are hereby agreed to:

                                             ASSIGNOR:

                                             [NAME OF ASSIGNOR]

                                             By:________________________
                                             Name:
                                             Title:

                                             ASSIGNEE:

                                             [NAME OF ASSIGNEE]

                                             By:________________________
                                             Name:
                                             Title:

----------
    (1) To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[Consented to and](2) Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:___________________________________
Name:
Title:

[Consented to:](3)

HEALTHCARE REALTY TRUST INCORPORATED,
a Maryland corporation

By:__________________________________
Name:
Title:

----------
    (2) To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

    (3) To be added only if the consent of the Company and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

                      ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

                        STANDARD TERMS AND CONDITIONS FOR

                           ASSIGNMENT AND ASSUMPTION

      1. Representations and Warranties.

      1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

      1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on either Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on either Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

      2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

      3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and

Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of North Carolina.